Exhibit T3D.2


                      IN THE UNITED STATES DISTRICT COURT
                   FOR THE EASTERN DISTRICT OF PENNSYLVANIA

IN RE:  RITE AID CORPORATION                 :          MDL Docket No. 1360
SECURITIES LITIGATION                        :
                                             :

-------------------------------------------------------------------------------
This Document Relates to                     :          MASTER FILE NO.
ALL ACTIONS                                  :          99-CV-1349
                                             :
                                                        CLASS ACTION

-------------------------------------------------------------------------------
LABORERS LOCAL 1298 ANNUITY                  :          CIVIL ACTION
FUND, derivatively and on behalf of          :
RITE AID CORPORATION                         :
                                             :
                  v.                         :
                                             :
ALEX GRASS, et al.                                      NO. 99-2493

                                 MEMORANDUM

Dalzell, J.                                                        June 8, 2001

          In fulfillment of our duties under Fed. R. Civ. P. 23(e) and 23.1, we here consider the fairness and propriety of two settlements in this multi-district litigation involving Rite Aid Corporation. The first settlement partially resolves pending class action shareholder litigation under the federal securities laws, and the second constitutes the complete settlement of federal and state derivative litigation.1


--------

1 In addition to the Laborers Local derivative action cited above, the derivative settlement also resolves In re Rite Aid Corporation Derivative Litigation, C.A. 17440, pending in the Delaware Court of Chancery.


          We received voluminous submissions from the parties, and conducted, after due notice, a fairness hearing on April 6, 2001. Although theeconomic aspects of both settlements have great merit and manifestly benefit the Class and Rite Aid, because of reservations as to the proffered Bar Order we must at this time deny the overall settlement package submitted to us without prejudice to the parties' right to resubmit an amended version that addresses the reservations we describe below.2 We stress, however, that these technical concerns aside, the two settlements warrant unhesitating approval, as will be seen in the comprehensive analysis that follows.3

The Settlements
---------------


         A.       Partial Class Action Settlement
                  -------------------------------


--------

2 As we understand the parties' agreements, we do not have the liberty to approve most parts but disapprove others, since the settlements constitute a unitary package.

3 On April 17, 2001, we denied the motion to disqualify Rite Aid's counsel that had been filed by two of the non-participants in the partial class action settlement, Martin Grass (Rite Aid's former Chief Executive Officer) and Frank Bergonzi (its former Chief Financial Officer). As noted in our Memorandum of that date, 2001 WL 389341 (E.D. Pa. Apr. 17, 2001), our denial of the motion to disqual ify also resolved the objection Grass and Bergonzi had interposed to the settlements based on a fruit of the poisonous tree theory. We will therefore say no more on this subject here.


          The partial settlement involving the class actions4 include Rite Aid and all its former officers and directors save Martin L. Grass (Rite Aid's former Chief Executive Officer), Timothy J. Noonan (Rite Aid's former Chief Operating Officer), and Frank M. Bergonzi (Rite Aid's former Chief Financial Officer). In addition, the settlement reserves claims of the Class and of Rite Aid against Grass, Noonan and Bergonzi, as well as against Rite Aid's former outside auditors, KPMG. For clarity's sake, we will refer to this settlement as "the Class Action Settlement."5

          The economic aspects of the Class Action Settlement have drawn no objection from any shareholder. Those terms include the provision of $43.5 million in cash, coming largely from Rite Aid's insurers, of which $5 million is actually part of the derivative settlement described below. The insurers have paid this sum to Rite Aid on the understanding that it will be remitted by Rite Aid into the Class Action Settlement fund.


--------


4 The factual background to the class action and derivative suits is briefly set forth in our earlier Memorandum denying defendant Grass's motion to disqualify Rite Aid's counsel, In re Rite Aid Corp. Sec. Litiq., MDL-l360, 2001 WL 389341 at * 1 (E.D. Pa. Apr. 17, 2001). The
    Corrected Fourth Consolidated Amended Class Action Complaint alleges:
    (1) a violation of Section 10(b) of the Exchange Act and SEC Rule 10b-5 against Rite Aid Corp., Grass, Bergonzi, Noonan, and KPMG; (2) violation of section 20(a) of the Exchange Act against Grass, Bergonzi, and Noonan; (3) breach of fiduciary duties against Grass, Bergonzi, and Noonan; (4) fraud and misrepresentation against Grass, Bergonzi and Noonan; (5) breach of contract against KPMG; (6) negligence against KPMG; (7) professional malpractice against KPMG; and (8) fraud against KPMG.

5 This settlement is detailed in a filing that the parties style as "Stipula tion and Agreement of Settlement with Rite Aid Settling Defendants."



          In addition, Rite Aid will issue to the class at least twenty million shares of Rite Aid Common Stock, or in some instances, a combination of stock, other securities, and cash, to be worth one hundred forty-nine million five hundred thousand dollars as valued by January 15, 2002. Thus, the guaranteed market value of the Class Action Settlement will be $193 million, which gave it a present value as of April 6, 2001 of $177,119,000. Declaration of Wilbur L. Ross, Jr. atP. 29.6

          The Class Action Settlement also provides that the Settling Defendants will cooperate with plaintiffs in their continuing litigation against the non-settlers. Rite Aid itself will cooperate in this endeavor.

          The Class Action Settlement also provides that Class counsel may seek as much as one-third of the settlement value as counsel fees, though they have in fact petitioned for only one-quarter of that settlement.

          The provisions of the Class Action Settlement that have drawn fire from the Non-Settling Defendants do not relate to the foregoing consideration, but rather to three provisions of that document. First, the objectors take issue with paragraph 4(f) of the Agreement, which provides that "Rite Aid shall assign to the Lead Plaintiffs, on behalf of the Class, any and all claims that Rite Aid has against the Non-Settling Defendants."

          Second, Grass, Bergonzi and Noonan also take issue with Rite Aid's compromise of its directors' and officers' liability insurance policy. In consideration of a policy release and indemnification against non-settler claims, the insurers compromised their $50 million in coverage for $43.5 million.

--------

6 Thus, the 20 million share figure presupposes a market value of $7.475. Fortunately for the class, the market has recently reacted favorably to new management's results, and as of the end of consolidated regular hours' trading on June 6 on the New York Stock Exchange, Rite Aid closed at $ 8.70 per share, thereby giving the stock portion of the settlement a value of $174 million, or $24.5 million above the floor value mentioned in the Class Action Settlement. To be conservative, however, we shall use the floor figure of $193 million given that the shares will not be distributed until early in 2002, and thus the settlement's premium will be subject to market risk until then.



          The objections that have prompted the most contention - at least in page count - have to do with paragraph 28 of the Class Action Settlement which, at subparagraphs 28(a) through 28(f), supply the content of the proffered Bar Order. This proposed order bars certain claims against the settling defendants from any other party, including the non-settling defendants.

          The Class Action Settlement also details the plan of allocation, which was mailed to potential class members as part of their notification. This plan of allocation identifies how the settlement monies will be divided and paid. The proposed allocation identifies five sub-periods of common stock purchasers within the overall class period, with the sub-periods defined by when the buyer purchased shares. Each sub-period, in turn, has a number of separate provisions identifying a different calculation for per-share damages depending upon the time of sale of the shares. The plan of allocation also sets up allocation amounts for purchasers of notes and for purchasers of call options and sellers of put options.

          None of the objections takes issue with the plan of allocation.

         B.       The Derivative Settlement
                  -------------------------

          As noted above, the cash consideration for the Derivative Settlement7 is the $5 million paid to Rite Aid that will then be folded into the $43.5 million payment in the Class Action Settlement. Derivative counsel may seek (and have sought) up to $1 million in counsel fees. The Derivative Settlement also contains a Bar Order similar to that of the Class Bar Order.

          It is important also to note that the two settlements are interdependent to the extent that the Derivative Settlement will be automatically voided if we fail to approve the Class Action Settlement.

--------
7 The Shareholder's [sic] Third Amended Derivative Complaint asserts claims against Rite Aid and a number of its current and former officers and directors: Alex Grass (former director and CEO of Rite Aid), Martin Grass, Philip Neivert (a director), Franklin Brown (former Vice-Chairman and director), Noonan, Leonard Green (a director), Leonard Stern (a director), and Nancy Lieberman (a director). Against these defendants the derivative action alleges waste of corporate resources, breach of fiduciary duty, violation of 15 Pa. Con. Stat. Ann. ss. 512, violation of 8 Del. C. ss. 144, and violation of section 20(a) of the Exchange Act. The Derivative Complaint also seeks contribution and indemnification against these individuals. Further, the derivative action brings claims against KPMG LLP, Rite Aid's former auditors, including breach of fiduciary duty, breach of contract, and negligence. Finally, the Derivative Complaint alleges violation of
    Section 10(b) of the Exchange Act and SEC Rule 10b-5 against Rite Aid, KPMG, and the above-named individuals.



Fairness Analysis
-----------------

         A.       The Class Action Settlement
                  ---------------------------

          It is well-settled that we may only endorse a settlement if the compromise is "fair, adequate, and reasonable," Eichenholtz v. Brennan, 52 F.3d 478, 482 (3d Cir. 1995). More specifically, our Court of Appeals has identified nine factors that will support approval of a Class Action Settlement. In re General Motors Pick-up Truck Fuel Tank Prods. Liab. Litig., 55 F.3d 768, 785 (3d Cir. 1995) (restating Girsh v. Jepson, 521 F.2d 153, 157 (3d Cir. 1975)). These Girsh factors are:

                  (1) the complexity and duration of the litigation; (2). the reaction of the class to the settlement; (3) the stage of the proceedings; (4) the risks of establishing liability; (5) the risks of establishing damages; (6) the risks of maintaining a class action; (7) the ability of the defendants to withstand a greater judgment; (8) the range of reasonableness of the settlement in light of the best recovery; and (9) the range of reasonableness of the settlement in light of all the attendant risks of litigation.

General Motors, 55 F.3d at 785 (citing Girsh).

                  As will be seen, these factors weigh in favor of the Class Action Settlement. We shall, however, focus on items seven though nine, as they are most pertinent to the particulars of this litigation and to a large extent eclipse the first six items.8 We have the economic realities of this case, especially as measured against Rite Aid's precarious financial health, uppermost in mind.

--------

8 We do not mean to belittle, for example, "the reaction of the class to the settlement" (factor 2), which, as will immediately be seen, is resoundingly affirmative, or "the complexity . . . of the litigation" (factor 1), which has been unusually vexing over the past two years given the constantly shifting financial and accounting sands. We do, however, stress that this is a case where all of the class's claims could at any time have turned to dust had Rite Aid tipped into bankruptcy, leaving the shareholders with defendants (other than the non-settlers) as to whom proving scienter - much less from whom collecting a judgment - would have been a daunting task indeed.



          It is important to note, at the outset, that Class notices were mailed to over 300,000 recipients who appeared to be putative members of the class.9 Among those recipients were approximately three hundred institutional investors, including such large mutual fund groups as Putnam and Vanguard. Of this large universe of stockholders, only seventy-three out of three hundred thousand have asked to be excluded from the Class, and not one institution has asked for such exclusion. No stockholder other than the Non-Settling Defendants have objected to any aspect of either settlement or the attorneys' fees requests. Indeed, as to the economic provisions of both settlements, no one has interposed any objection of any kind.

----------

9 Notice was also published in the national edition of The Wall Street Journal. Details of the provision of notice to the Class are contained in the Declara tion of Cheryl Washington; Ms. Washington is an employee of Gilardi & Co. LLC, a firm hired by Class counsel to assist in the notice process. On the basis of this Declaration and the representations of counsel regarding notice, and in the absence of any objection to notice, we find that the notice sent to the Class members comports with due process and the Federal Rules of Civil Procedure, e.g. Bell Atl. Corp. v. Bolger, 2 F.3d 1304, 1317 (3d Cir. 1993).



                  1.       The Economic Aspects
                           --------------------

          It is not hard to understand why no Class member has objected to the economic aspects of the Class Action Settlement.

          In their submissions to us in favor of that Settlement, plaintiffs' co-lead-counsel have proffered two declarations of great relevance to our appraisal of this settlement's fairness. Professor John C. Coffee, Jr., Adolf A. Berle Professor of Law and Columbia University Law School, submitted a Declaration reviewing the settlement in detail and, more to the point, comparing it with other securities class action settlements. As a law professor whose principal academic interests have included "class action litigation" (with a special focus on the management of the large class action and the incentive structure that the law creates to reward the successful plaintiff's attorney)," Coffee Decl. at P. 4, Professor Coffee is well-suited to supply highly pertinent information to us.10 Indeed, his published writings, cited in P. 7 of his Declaration, confirm his self-description as one who has "often been critical of the performance of class action plaintiff's attorneys." Id. at P. 4. In measuring the adequacy of the Class Action Settlement, Professor Coffee concludes that:

                  The instant settlement provides for a minimum fund of $193,000,000 in cash and marketable securities as of January 15, 2002, plus the prospect of additional recoveries against the non-settling defendants. With the exception of the recent Cendant settlements, (approximately $3.1 billion in the main case and approximately $341 million in the Cendant Prides case) and In re Washington Pub. Power Supply Sys. Secs. Litig., 19 F.3d 1291 (9th Cir. 1994), I do not know of clearly larger recoveries in securities class litigation.

Id. atP. 11.

-----------

10 Besides his twenty-five years as a law professor first at Georgetown and, since 1980, at Columbia, Professor Coffee was a Reporter for the American Law Institute's Principles of Corporate Governance. He has served on advisory commit tees to the SEC, the New York Stock Exchange and the National Association of Securities Dealers. On May 5, 2001, Professor Coffee was an invited panelist for the Third Circuit Task Force on Class Counsel.

          On a relative basis, Professor Coffee reports that a recent study shows that settlements since 1995 of securities class actions "have recovered between 5.5% and 6.2% of the class members' estimated losses." Id. at 8 n.4, (citing Laura Simmons, "Securities Lawsuits: Settlement Statistics for Post-Reform Act Cases" (1999) at 4). As measured against potential damages here of approximately $2 billion as "actual recoverable losses", the percentage of recovery under the Class Action Settlement is thus sixty-five percent above the mid-point of Simmons's average recovery.11

--------

11 That is, $193 million over $2 billion equals 9.65%, and the midpoint of 5.5% and 6.2%, is 5.85%. 9.65% divided by 5.85% is 1.6496.



          We hasten to note, however, that it is clear that the Class could not realistically ever collect anything approaching $2 billion in damages. On this point plaintiffs' co-lead counsel provided the Declaration of Wilbur L. Ross, Jr., Chairman and Chief Executive Officer of WL Ross & Co. LLC, said to be "a leading merchant banking and private equity firm with offices in New York City, Seoul and Tokyo." Ross Decl. atP. 2. Mr. Ross's Declaration canvasses, in rather depressing detail, the "common knowledge within the financial community that Rite Aid was under severe financial pressure, and the Company had been scrambling for many months just to keep itself afloat." Id. atP. 6. After reviewing Rite Aid's publicly-filed financial --- statements and other financial information, Mr. Ross concluded that Rite Aid's "representations that it lacked (and would continue to lack for some time) the ability to offer any significant amount of cash towards the settlement of this action without gravely jeopardizing the future of the Company were reasonable and well-founded." Id. atP. 14. Given Rite Aid's sharply limited liquidity, therefore, "it became clear --- early on that any large settlement would have to include a significant non-cash component." Id. atP. 15. Mr. Ross therefore concludes his opinion as follows:

          Given the severe financial situation that the Company was operating in during the negotiations, based on an ability to pay basis I believe that plaintiff's counsel negotiated an exceptionally favorable settlement on behalf of the Class.

Id. atP. 31.

          In view of Rite Aid's financial straits - which its New York Stock Exchange market price has for many months reflected - it is hard to see how anyone of any financial worldliness could quibble with Mr. Ross's conclusion. Rite Aid was and is simply not in a position to pay any meaningful cash, and the proposed Class Action Settlement avails itself of the only realistic source for a cash contribution. As three-quarters of the consideration is in (largely) equity securities that will have an assured market value of $149.5 million, the only risk to the Class of actually realizing such value would be the bankruptcy of the company. But as Mr. Ross points out, no rational plaintiff would push Rite Aid into that condition, because to do so would, quite literally, kill the goose that once laid golden eggs and may, some day, do so again. The Class Action Settlement at least leaves open the possibility of such a happy conclusion to this so far unhappy financial story. The continued distraction and hemorrhaging of litigation, and the possibility of a bankruptcy-inducing catastrophic judgment, would not.

          Under these circumstances, it is therefore not in the least surprising that the shareholders, including three hundred highly-sophisticated institutional ones, have without economic objection elected to take this bird in the hand. Plaintiffs' co-lead counsel have therefore won the best possible settlement available under these, very difficult circumstances, and there is simply no benefit in further belaboring this obvious point.

                  2.       The Non-Economic Aspects
                           ------------------------

                           (a) Assignment of Claims
                               --------------------

          We begin by noting that the Class Action Settlement - contains what is now a non-economic term that holds the possibility of a future infusion of additional cash. We refer to Rite Aid's assignment of all its claims against Grass, Bergonzi, Noonan and KPMG provided in P. 4(f) of the Class Action Settlement. Of those four non-settling defendants, only Grass and Bergonzi object to this assignment of claims, and do so on their belief that the assignment is champertous.12

--------

12 "Non-settling defendants, in general, lack standing to object to a partial settlement, because they are ordinarily not affected by such a settlement.... There is, however, a recognized exception to this general rule, which permits non-settling defendants to object to a partial settlement where they can demonstrate that they will suffer some formal legal prejudice as a result of the partial settlement. There is consensus that a non-settling defendant has standing to object to a partial settlement which purports to strip it of a legal claim or cause of action, an action for indemnity or contribution for example, or to invalidate its contract rights." Eichenholtz v. Brennan, 52 F.3d 478, 482 (3d Cir. 1995).
    Here, there would appear to be no question that the Non-Settling Defendants have standing to object to the Bar Order. Whether they have the right to object to the settlement as having been obtained by unfair conduct, or whether they have the right to object to the assignment of claims as champertous, is a much closer question. For purposes of this Memorandum, however, we will merely note this issue and move on.



          As champerty is no longer part of the argot of lawyers and courts in this country as it once was, it is well to recall that it is defined as a "bargain between a stranger and a party to a lawsuit by which the stranger pursues the party's claim in consideration of receiving part of any judgment proceeds." Black's Law Dictionary 231 (6th ed. 1990) (citations omitted). See also, e.g., Ames v. Hillside Coal & Iron Co., 171
A. 610, 612 (Pa. 1934). As Black's points out, champerty is a form of maintenance, Black's Law Dictionary at 231, which is in turn defined as an "officious intermeddling in a lawsuit by a non-party by maintaining, supporting or assisting either party, with money or otherwise, to prosecute or defend the litigation." Id. at 954 (citation omitted).

          These well-settled definitions, of ancient provenance in Anglo-American jurisprudence, on their face demonstrate why the proposed assignment of claims cannot be champertous. Put simply, the shareholders of Rite Aid are the antithesis of "strangers" to the claims that some of the former senior officers and directors breached their duties to the corporation those shareholders own. Moreover, assigning such claims to a class of such persons can in no sense of the English language be regarded as "officious intermeddling." Indeed, if these investors do not have a direct or historical interest in what happened to Rite Aid, who else would?

          In the context of a publicly-held corporation riding the difficult financial seas Rite Aid has weathered for the past two years, the assignment ofP. 4(f) makes eminent sense in a way that takes away any champertous shadow on this aspect of the settlement. While it is certainly true that the corporation itself is the victim of the claims sought to be assigned, the prosecution of such claims costs money and, perhaps more importantly, distracts the current management of Rite Aid from the more immediate and important task of assuring Rite Aid's survival and eventual return to prosperity for its shareholders. In the context of this case, therefore, it would be a perverse reading of champerty that would forbid the assignment negotiated here.13

--------

13 Kenrich Corn. v. Miller, 377 F.2d 312 (3d Cir. 1967), which Grass and Bergonzi cite, is not to the contrary. While it is true, as Grass and Bergonzi contend, that the panel in Kenrich rejected as champertous a stockholder's efforts to prosecute claims against officers and directors that had been assigned to him by the corporation, the case involved a purported assignment of derivative claims by a principal stockholder who two years before the assignee's suit "had sold his stock and ceased to hold any corporate office," 377 F.2d at 313. As there remain many current Rite Aid stockholders among the class - the Rite Aid pension fund and Laborers Local 1298 Annuity Fund immediately come to mind - Kenrich is far removed from being authoritative to this litigation. It therefore presents no impediment to the legitimacy of P. 4(f).



                        (b) The Insurance Compromise
                            ------------------------

          As noted earlier, Rite Aid's directors' and officers' liability insurance carriers have settled their $50 million in total coverage with the already-made payment into escrow of $43.5 million. This 87% compromise on the face amount of the policy represents a complete settlement of all claims under this coverage, and represents the cash portion of both settlements.

          Both Grass and Bergonzi took no part in the negotiations that led to this insurance compromise, and because they assert that they will no longer directly benefit from that coverage, they object to this aspect of both settlements. There is little law in Pennsylvania or Delaware on this subject, and both sides point to a decision of Judge Pellegrini of the Commonwealth Court, Anglo-American Ins. Co. v. Molina, 670 A.2d 194 (Pa. Cmwlth. 1995), in support of their respective positions.14


--------

14 There is even less law addressing the difficult question of the contours of our power to consider this matter. Putting aside the standing issue mentioned in note 10, supra - which in any event would seem not to be pertinent on this issue - there is nevertheless the question of what, precisely, we are deciding about those insureds' objections. It is clear, for example, that the insurers are not directly parties to this litigation, and that the objectors' claims of "bad faith" against these insurers have not been asserted in this forum (even assuming they independently could). We thus do not embark upon what would be tantamount to resolving an unfiled declara tory judgment action.

    We believe, however, that to the extent we consider the Rule 23 and
    23.1 fairness of the insurance aspect of the settlements, we have to that extent skated away from an impermissible advisory opinion.



          Before turning to Anglo-American, it is well to note here that Grass's counsel at the April 6 fairness hearing admitted that his client as well as Bergonzi and Noonan do receive a direct benefit from the insurance settlement. It is undisputed that, under both federal and state law and (more to the point) under the Class Action Settlement, these former officers will receive dollar-for-dollar credit of these settlements. That is to say, any judgment plaintiffs may obtain against them will be reduced by the greater of the amount of the settlement or of the Settling Defendants' proportionate fault. See P. 11 of the Proposed Order in the Class Action Settlement, and P. 9 of the Proposed Order in the Derivative Settlement; see also 15 U.S.C. ss. 78u-4(f)(7)(A) and (B). In addition, plaintiffs in both settlements have agreed to reduce any judgment against the Non-Settling Defendants by the amount of any judgment the non-settlers may obtain against, inter alia, Rite Aid and its insurers. See Class Action Settlement P. 28(e) and the Derivative Settlement P. 14(e). Thus, Grass, Bergonzi and Noonan's collective "loss" stemming from the insurance portion of the settlements reduces to the fact that there is no residual coverage to which they may look after both settlements are approved.

          These officers' objection on this point therefore depends upon a putative legal proposition that would hold that insurers may never settle claims against their policies unless the settlement involves all insureds under the policy. It is clear, however, that neither Anglo-American nor any other case brought to our attention so holds. To the contrary, in his review of the extant federal and state jurisprudence on this point, Judge Pellegrini held:


                  In light of those holdings,15 and given the dilemma faced by an insurer when faced with a reasonable settlement offer for less than all of the insureds, we conclude that the insurer should not be precluded from accepting that offer.




Anglo-American, 670 A.2d at 199. In a footnote to this proposition, Judge Pellegrini added the "caution that, in order for the insurer to accept the settlement offers, they must be reasonable" lest the insurer breach its duty of good faith. Id. at 199 n.5.16

---------
15 See, e.g., Pekin Insurance Co. v. Home Insurance Co., 479 N.E.2d 1078 (Ill. App. 1985) and Matter of Vitek, Inc., 51 F.3d 530 (5th Cir.
    1995).

16  Grass and Bergonzi also cite Johnson v. Beale, 664 A.2d 96, 99 n.3 (Pa.
    1995) for the proposition that an insurer has an obligation to exercise good faith in, inter alia, the settlement of a claim. While this is doubtless the case, this proposi tion is not dispositive of the questions before us, and we find the more specific discussion in Anglo-American more apposite. Grass and Bergonzi also cite to Anglo-American, 670 A.2d at 199 n.6 in support of their contention that insurers have a duty first to seek a global settlement prior to settling on behalf of only some of the insureds. We first note that the language of Anglo-American's footnote 6, which is a discussion of a journal article on the topic, falls short of amounting to a specific requirement of such a measure. Moreover, we credit the representations of Class counsel and Rite Aid that a global settlement was never an option, from the plaintiffs' perspective, at this stage in the litigation.



          In the end, therefore, the question becomes whether this settlement involving fewer than all the insureds is reasonable under all the circumstances. There is little doubt that this payment of 87% of the face amount of the policy is more than reasonable and thus fair in view of obvious defenses the insurers could have asserted based upon, for example, the events that led to both Grass's and Bergonzi's resignations. See In re Rite Aid Sec. Litig., MDL-1360, 2001 WL 389341 at nn.2 & 6 (E.D. Pa. Apr. 17, 2001); see also, e.g., Bird v. Penn Central, 341 F. Supp. 291, 295-96 (E.D. Pa. 1972). As this eminently reasonable settlement redounds pro tanto to these former officers, their objections to it and to its negotiation are without merit.

                           (c)      The Bar Order
                                    -------------

                                    (i)     The Nature of the Proposed Bar Order
                                            ------------------------------------

          Although the terms of the proposed Bar Order are unquestionably detailed and broad, Grass's counsel agreed at the fairness hearing that they are not unusual in settlements like those here. No other objector took exception to Grass's concession on this point. This fact of everyday class action settlement life does not, however, necessarily resolve our task. Though common, these terms are largely unconstrued, and we have found no definitive guidance from our Court of Appeals.

          The specific terms of the proposed Bar Order arise from various provisions in the Class Action Settlement. In this regard, the Class Action Settlement contains the following terms, which we here describe, for convenience, in summary fashion (with the exception of P. 28(e) which we quote verbatim owing to its complexity):

               Paragraph 28(a): Plaintiff Class releases the Released Parties from all Settled Claims.

               Paragraph 28 (b): The Settled Claims will be dismissed with prejudice as to the Released Parties pursuant to Fed. R. Civ. P. 54(b).

               Paragraph 28 (c): The Order and Final Judgment shall bar all claims for contribution against the Released Parties (referred to as the "Reform Act Bar Order").

               Paragraph 28 (d): The Order and Final Judgment shall bar all claims by the Non-Settling Defendants arising under state, federal, or common law, however styled, whether for indemnification, contribution, or otherwise that are based upon, arising out of, or relating to the Settled Claims (referred to as the "Complete Bar Order").

               Paragraph 28 (e): To the extent (but only to the extent) not covered by the Reform Act Bar Order and/or the Complete Bar Order, plaintiffs further agree that they and the Class will reduce or credit any judgment or settlement (up to the amount of such judgment or settlement) they may obtain against any Non-Settling Defendant by an amount equal to the amount of any final, non-appealable judgment which any such Non-Settling Defendant may obtain against any of the Released Parties based upon, arising out of, relating to, or in connection with the Settled Claims or the subject matter thereof. Rite Aid agrees that it will pay the costs of defending any such claim that may be asserted against any Settling Defendant by a Non-Settling Defendant and will not settle any such claim without the prior written consent of Plaintiffs' Co-Lead Counsel, which consent shall not be unreasonably withheld. In the event that a final judgment is entered in favor of Plaintiffs or the Class against any Non-Settling Defendant before the adjudication of any such Non-Settling Defendant's claim against any Released Party, any funds collected on account of such judgment shall not be distributed to the Class, but shall be set aside pending final adjudication of such claim.

               Paragraph 28 (f): The Class will not settle any claim with the Non-Settling Defendants without obtaining from that Non-Settling Defendant a release of any claims that Non-Settling Defendant has against any Released Party that was based upon, arising out of, relating to, or in connection with the Settled Claims, so long as the Settling Defendants execute a mutual release with the Non-Settling Defendant at that time.

          It became apparent at the April 6 fairness hearing that some narrowing of the parties' differences as to the Bar Order's language was possible. We therefore afforded them until April 23 to attempt to make some progress in resolving their differences. We have now received a new proposed Order and Final Judgment17 from the settling parties that revised some language and to that extent reduced the zone of contention, which nevertheless remains wide. After these revisions, the relevant portions of the proposed Bar Order are as follows:


--------

17 For convenience, we will refer to the new proposed "Order and Final Judgment" as the "Bar Order" for purposes of this discussion, though we are well aware of the technical reality that the bar order proper is a subset of the Order and Final Judgment.



                           7. Members of the Class and the successors and
                  assigns of any of them, are hereby permanently barred and enjoined from instituting, commencing or prosecuting, either directly or in any other capacity, any and all claims, rights, demands, suits, matters, issues or causes of action, whether known or unknown, against the Released Parties (as defined below), whether under state or federal law, including the federal securities laws, and whether directly, indirectly, derivatively, representatively or in any other capacity, in connection with, based upon, arising out of, or relating to any claim that has been or could be raised in the Actions or the acts, facts or events alleged in the Actions or in connection with, based upon, arising out of, or relating to the Settlement (but excluding any claims to enforce the terms of the Settlement) (the "Settled Claims") against any and all of the Settling Defendants and their respective predecessors, successors, affiliates, officers, attorneys, agents, insurers, and assigns, and any professional partnerships and affiliated partnerships of which any individual Settling Defendant is a partner and each partner in such partnership, (but excluding the Non-Settling Defendants) (the "Released Parties"). The Settled Claims are hereby compromised, settled, released, discharged and dismissed as against the Released Parties on the merits and with prejudice by virtue of the proceedings herein and this Order and Final Judgment.

                           8. The Settling Defendants and the successors
                  and assigns of any of them, are hereby permanently barred and enjoined from instituting, commencing or prosecuting, either directly or in any other capacity, any and all claims relating to the institution or prosecution of the Actions (the "Settled Defendants' Claims") against any of the Plaintiffs, Class Members or their attorneys. The Settled Defendants' Claims are hereby compromised, settled, released, discharged and dismissed on the merits and with prejudice by virtue of the proceedings herein and this Order and Final Judgment.

                           9. In accordance with Section 4(f)(7)(A) of the
                  Private Securities Litigation Reform Act of 1995, 15 U.S.C. ss. 78u-4(f)(7)(A), each of the Released Parties is by virtue of the Settlement discharged from all claims for contribution that have been or may hereafter be brought by or on behalf of any of the Non-Settling Defendants or any of the Settling Defendants based upon, relating to, or arising out of the Settled Claims. Accordingly, (a) the Non-Settling Defendants and the Settling Defendants are hereby permanently barred, enjoined and restrained from commencing, prosecuting, or asserting any such claim for contribution against any Released Party based upon, relating to, or arising out of the Settled Claims, and (b) the Released Parties are hereby permanently barred, enjoined and restrained from commencing, prosecuting, or asserting any claim for contribution against the Non-Settling Defendants based upon, relating to, or arising out of the Settled Claims. For purposes of this paragraph 9 and the following paragraph 10, "Non-Settling Defendants" shall include any person who Plaintiffs may hereafter sue on any claim based upon, relating to, or arising out of the Settled Claims.

                          10. In accordance with otherwise applicable
                  federal and state law (including, without limitation, 10 Del. C.ss.6304(b) and 42 Pa. Cons. Stat. Ann.ss.8327), and in light of the Settlement and the provisions of paragraph 28(e) of the Class Stipulation, the Non-Settling Defendants and the Settling Defendants are also hereby permanently barred, enjoined and restrained from commencing, prosecuting, or asserting any other claim, however styled, whether for indemnification, contribution or otherwise, and whether arising under state, federal or common law, against the Released Parties based upon, arising out of or relating to the Settled Claims.

                           11. In accordance with Section 4(a)(7)(B) of the
                  Reform Act, 15 U.S.C. ss. 78u-4(f)(7)(B), otherwise applicable federal and state law, and paragraph 28(e) of the Class Stipulation, any final verdict or judgment that may be obtained by or on behalf of the Plaintiffs or the Class shall be reduced by the greater of (a) an amount that corresponds to the percentage of responsibility of the Settling Defendants and the Released Parties for the claims asserted by or on behalf of Plaintiffs and the Class, or (b) the value of the consideration paid by or on behalf of the Settling Defendants to Plaintiffs and the Class in connection with the Settlement.

                           12.      Notwithstanding the foregoing, this
                  Order does not bar, extinguish or otherwise affect or apply to:

                                    (a)     any claim of Messrs. Grass,
                  Bergonzi or Noonan against Rite Aid for the advancement of the reasonable costs of their defense of these Actions arising by contract or under Rite Aid's Bylaws or Articles of Incorporation;

                                    (b) any direct claim of KPMG against
                  any of the Released Parties for reimbursement of the reasonable costs of its defense of these actions in the event it is judicially determined that KPMG is not liable to Plaintiffs;

                                    (c)     any claim of Mr. Noonan or Mr.
                  Bergonzi against Rite Aid under their respective separation agreements. Nothing in this paragraph shall be deemed to create or acknowledge the existence or validity of any claim of the Non-settling Defendants or limit any defense to any such claim.

                           13. Neither the releases effected by this
                  settlement nor this bar order shall operate to release, bar, extinguish or otherwise effect, and the term "Settled Claims" shall not be deemed to include, any claim against the Released Parties under the Employee Retirement Income Security Act of 1974, 29 U.S.C. Sec. 1001, et seq. (ERISA) to recover losses sustained by any employee pension benefit plan sponsored by Rite Aid and qualified under ERISA (including the Rite Aid 401(k) Employee Investment Opportunity Plan, the Rite Aid Distribution Employees Savings Plan and the Perry Distributors, Inc. 401(k) Plan (collectively, the "Plans")) arising (a) uniquely under ERISA, or (b) from Rite Aid's failure to file a form S-8 for the Plans or to take corrective measures (including freezing stock purchases and seeking recission of prior stock purchases) when Rite Aid discovered no such filing had been made. Nothing in this paragraph shall be deemed to create or acknowledge the existence or validity of any claim on behalf of the Plans or limit any defense to any such claim.

                                (ii)    The Objections to the Proposed Bar Order
                                        ----------------------------------------

          We received three objections to the Class Action Settlement that took issue with the proposed Bar Order: one defendants Grass and Bergonzi filed jointly, one from Timothy Noonan, and one from KPMG LLP. We also received a "Comment on, Request for Clarification of, and Conditional Objection to, Settlement" filed by Robert Kolar, in his capacity as a participant in the Rite Aid Employee Investment Opportunity Plan.

                  Grass and Bergonzi contend first that the language of the PSLRA demonstrates that the only permissible bar order provision is that specifically delineated in the Act; that is, the "Reform Act Bar Order", discussed at P. 28(c) of the Class Action Settlement and embodied in paragraph 9 of the proposed Bar Order, that bars certain contribution claims. Conversely, Grass and Bergonzi maintain, the PSLRA does not sanction, and in fact by omission prohibits, the entry of the "Complete Bar Order" discussed at P. 28(d) of the Settlement and embodied in paragraph 10 of the proposed Bar Order18. Along the same lines, Grass and Bergonzi complain that the Complete Bar Order would impermissibly serve to deprive them of legal rights19 without due process, that we do not in any event have jurisdiction over such claims, and that the Complete Bar Order improperly bars actions against non-parties to the instant litigation.20 More specifically, Grass and Bergonzi complain that while state law claims that sound in contribution may properly be barred in situations such as this, the language of the proposed Bar Order would cover many actions, including certain indemnity actions as well as claims for defamation and claims made under employment agreements, that do not sound in contribution and therefore may not now be barred.

--------

18 We will have occasion later to use the terms "Reform Act Bar Order" and "Complete Bar Order", these refer, as noted in the text, to P. 9 and P. 10 respec tively of the proposed Order and Final Judgment.

19  That is, those relating to the barred claims.

20 This application to non-parties arises because the proposed Bar Order's definition of "Released Parties" includes not only the Settling Defendants themselves, but also their "predecessors, successors, affiliates, officers, attorneys, agents, insurers, and assigns, and any professional partnerships and affiliated partnerships of which any individual Settling Defendant is a partner and each partner in such partnership."


          Noonan first argues that the Reform Act Bar Order embodied in the proposed Bar Order is insufficient, as it fails to incorporate the provisions of 15 U.S.C. ss. 78u-4(f) (7) (B), which require that following a settlement with one defendant, any ultimate verdict or judgment against the other defendants is reduced either pro rata or pro tanto, whichever is greater, based upon the liability or amount paid by the settling defendant.(21) Noonan also contends that the Complete Bar Order improperly strips him of the contribution rights he would have under Pennsylvania and Delaware state law.(22) Noonan further maintains that the Complete Bar Order serves wrongly to strip him of his right to indemnification provided by both Delaware corporation law and Rite Aid's bylaws, as well as those indemnification rights separately provided, in exchange for consideration given, in Noonan's severance agreement. Also in relation to these indemnification rights, Noonan contends that indemnification actions based on state law are independent of the claims in an underlying securities action and are therefore not pre-empted by federal securities law.

--------

21 We note that this concern appears to be somewhat misplaced. While we agree that, as Noonan points out, P. 28(e) of the Settlement does not clearly discuss the provisions of ss. 78u-4 (f) (7) (B), paragraph 11 of the proposed Bar Order plainly incorporates the requirement. We will therefore not discuss this object ion further.

22 We again find this concern to be misplaced. Noonan's claim that the Complete Bar Order wrongly strips him of his state law contribution claims is based on the assertion that the proposed Order does not provide for a proportional reduction of the Non-Settling Defendants' liability to account for the Settling Defendants' liability, Objections of Timothy J. Noonan at 9-10. As we noted in the margin above, while the Class Action Settlement itself does not discuss such a reduction, such a provision is present in the proposed Bar Order and would thus be put in effect in the event of our approving the Class Action Settlement.


          KPMG argues first that the Complete Bar Order would impermissibly preclude non-contribution state law claims by KPMG against various of the Released Parties that are independent of the claims in this action. KPMG also contends that the Settlement Agreement is defective in that it is not reciprocal, as required both by 15 U.S.C. ss. 78u-4(f) (7) (A) (ii) and by the Pennsylvania and Delaware codifications of the Uniform Contribution Among Tort-Feasors Act. KPMG notes that these statutory provisions mandate that just as contribution claims against settling defendants are barred, so are such claims by settling defendants; on this logic, KPMG maintains, to the extent that the Complete Bar Order is approved, it must be mutual and must bar all actions under federal or state law related to the settled claims by the Settling Defendants against KPMG.

          Robert Kolar is the plaintiff in a related action before us, Kolar
v. Rite Aid Corp. et al.., 01-cv-1229(23), in which Kolar brings claims under ERISA associated with alleged mismanagement of Rite Aid's employee 501(k) plan, claims based in part on the allegation that the plan fiduciaries wrongly elected to invest the plan's assets in Rite Aid stock. Kolar conditionally objected to the Settlement Agreement as inadequate to the extent that it extinguishes any of Kolar's ERISA claims against Rite Aid.

                                    (iii)   Assessment of the Objections
                                            to the Proposed Bar Order

          As we did in note 12, supra, regarding the insurance aspect of the settlements, we must first ask to what extent we may answer the Bar Order objections without offending well-settled principles against rendering advisory opinions that have their roots in Art. III, ss. 2 of the Constitution. Indeed, given the gravity of this prior question -- which no party raised in any of the voluminous filings with us -- we on May 8 ordered briefing on this matter, which we have now received and considered.

--------

23 The Complaint in that action was filed essentially at the same time as Kolar filed the conditional objection here.


          The proscription against federal courts giving advisory opinions is, of course, as old as our Constitution. State of N.J. v. Heldor Industries, 989 F.2d 702, 706 (3d Cir. 1993) (reviewing history from the Framing). As the Supreme Court put it fifty-six years ago in Alabama State Federation of Labor
v. McAdory, 325 U.S. 450, 461 (1945) (citations omitted),

                  This Court is without power to give advisory opinions. It has long been its considered practice not to decide abstract, hypothetical or contingent questions.

          As our Court of Appeals mentioned just last month, "that already firmly established concept has not been eroded by time." Rhone-Poulenc Surfactants and Specialties, L.P. v. Comm. of Internal Revenue, ___, F.3d ____, No. 00-3636, 2001 WL 460051 at *6 (3d Cir. May 1, 2001). Rehearsing its
advisory opinion jurisprudence, the Court of Appeals summarized as follows:

                  [t]o satisfy Article III's case or controversy requirement, an action must present (1) a legal controversy that is real and not hypothetical, (2) a legal controversy that affects an individual in a concrete manner so as to provide the factual predicate for reasoned adjudication, and (3) a legal controversy so as to sharpen the issues for judicial resolution.

Rhone-Poulenc, 2001 WL 460051 at *6 (quoting Travelers Ins. Co. v. Obusek, 72 F.3d 1148, 1154 (3d Cir. 1995)).

          In applying these principles to the circumstances before us, we first find that the prohibition on advisory opinions does not, as a threshold matter, prevent us completely from addressing the parties' disputes over the nature of the bar order. Although a bar order, by its very nature, is necessarily forward-looking and in that sense our consideration of the proposed Bar Order language is made in the shadow of future, but as yet unspecified(24), litigation, the parties' contrary positions with respect to that language do present an Article III case or controversy for our examination. In the schema of the three part test endorsed by our Court of Appeals, as quoted above, we observe that: (1) the question of the proper scope of the order's language is indeed real, and not hypothetical; (2) since the language of the order, at least in the broadest sense, will affect the parties' ability to litigate certain controversies in the future, the controversy over the order's language affects the parties in a sufficiently concrete manner to permit adjudication; and (3) to the extent that the parties dispute the proper scope of language appropriate for the bar order, there is before us a legal controversy that sharpens the issues for adjudication. Moreover, and as the parties point out, it is not uncommon for district courts situated as we are here to pass on the permissible extent of bar orders proposed, in conjunction with a partial settlement, e.g., Neuberger v. Shapiro, 110 F. Supp.2d 373 (E.D. Pa. 2000), Lucas v. Hackett Assocs., Inc., 18 F. Supp.2d 531 (E.D. Pa. 1998), see also Eichenholtz v. Brennan, 52 F.3d 478, 487 (3d Cir. 1995) (reviewing and affirming the language of a bar order the district court imposed).

--------

24 Defendant Grass argues that many of his claims that might arguably fall under the Bar Order, including certain claims against the insurers and against Rite Aid, are in fact neither future nor unspecified in that he has initiated arbitration of the insurance claim and has asserted claims for indemnification or contribution in connection with a putative class action pending in Delaware courts, Grass's Resp. to Req. for Additional Briefing at 3-4 & nn. 3-4. Notwithstanding the "reality" of such claims, however, we note that they are not before us in any formal way. As these claims are not formally before us, and instead our knowledge of them is founded only on the parties' descriptions of them in briefing, we can consider them only to the same extent that we consider the other claims described in the briefings that have not been formally asserted elsewhere.



          We therefore arrive at the common-sense conclusion that our concerns regarding advisory opinions do not fundamentally foreclose our enterprise here.(25) On the other hand, these concerns do serve to delineate the manner by which we proceed and the scope of our inquiry. As discussed above, in their objections to the proposed Bar Order, the non-settling defendants outline various claims that they argue will be impermissibly precluded by the provisions of the proposed Order. For example, Grass and Bergonzi argue that such potentially wrongly precluded claims would include those stemming from, inter alia, indemnity rights under common law, statute, and Rite Aid's Bylaws; causes of action against the non-settling defendants and non-party insurers; and defamation claims against Rite Aid and its present and former employees. Similarly, Noonan contends that his indemnification rights will be improperly extinguished by the proposed order, and KPMG argues that it holds independent claims against Rite Aid for, for example, misrepresentation. Such arguments implicitly and inevitably invite us to examine these alleged claims and rights, ask us to hold that they would indeed be barred under the relevant language of the proposed Bar Order, and then go on to conclude that they are the sort of claims that should not be so barred.

          But this type of analysis is exactly the sort that is forbidden under the advisory opinion jurisprudence. In particular, this sort of claim- or right-specific analysis would certainly fail the third prong of the three part "case or controversy" test discussed above, in that the legal issues

---------------

25 As Rite Aid points out, a leading treatise confirms that our consider ation of the terms of the Bar Order is proper, 13A Charles Alan Wright et al. Federal Practice and Proceduress.3532.2 at Supp. 150 n.10 (1984 & Supp. 2001) (discussing Matter of Munford, Inc., 97 F.3d 449, 454 (11th Cir. 1996))


are not sufficiently defined to permit adjudication. That is, while we may know the outlines of these asserted rights and claims from the non-settling defendants' descriptions of them in their briefing, this level of knowledge is not sufficient for us even to determine whether they would in fact be barred by the language of the proposed bar order(26), much less whether they are the sort of claims that are legally permitted to go forward in the wake of the partial settlement of a securities action.

          Thus, we may not consider individually each of the Non-Settling Defendants' purported claims and assess whether each of these particular asserted claims is or should be affected by the language of the proposed Bar Order. Rather, in order to avoid rendering an advisory opinion, we must instead begin our analysis at the other end of the problem, and examine the language of the proposed Bar Order and inquire as to its provenance and propriety, without regard to its effect on specific hypothesized claims that the Non-Settling Defendants may some day assert. Naturally, this sort of analysis must also involve, to an extent, an examination of the effect of the proposed order on certain types or classes of claims, but it does not require (nor, as discussed above, may we in any event engage in) an analysis of the

--------

26 Recall that the Complete Bar Order precludes actions that are "based upon, arising out of or relating to the Settled Claims." Obviously, the question of whether any particular claim is, for example, "related" to the Settled Claims is naturally one that must be made on a case-by-case basis with close attention to the specifics of the individual claim.


effect of this order on particular specified claims allegedly held by the Non-Settling Defendants.(27)

          We begin by assessing the propriety of the proposed Reform Act Bar Order. 15 U.S.C.ss.78u-4(f) (7) (A) provides:

                  A covered person who settles any private action at any time before final verdict or judgment shall be discharged from all claims for contribution brought by other persons. Upon entry of the settlement by the court, the court shall enter a bar order constituting the final discharge of all obligations to the plaintiff of the settling covered person arising out of the action. The order shall bar all future claims for contribution arising out of the action -

                           (i)      by any person against the settling
                  covered person; and

                           (ii) by the settling covered person against any
                  person, other than a person whose liability has been extinguished by the settlement of the settling covered person.

          Thus, by its plain language, this statutory provision supports, and indeed requires, our entry of an order barring contribution claims both by and against "settling covered persons." As quoted above, paragraph 9 of the proposed Bar Order explicitly achieves this end, as it bars contribution claims by the Non-Settling Defendants or the Settling Defendants against the Released Parties, and also bars contribution claims by the Released Parties against the Non-Settling Defendants. We

--------

27 As discussed above, after further negotiations following the April 6 hearing, the Settling Defendants agreed explicitly to carve out certain claims as not falling under the terms of the Bar Order. These carved-out claims are set forth in paragraph 12 of the proposed Bar Order and include
    (1) Grass, Bergonzi, and Noonan's claims against Rite Aid for advancement of costs of defense arising by contract or from Rite Aid's Bylaws or Articles of Incorporation; (2) any direct claim against the Released Parties by KPMG for costs of defense if it is judicially deter mined that KPMG is not liable to the Plaintiffs; and (3) any claim by Noonan or Bergonzi under their separation agreements.


therefore conclude that, with respect to the types of claims barred(28), the Reform Act Bar Order is proper under the PSLRA's requirements.

          We move now to discuss the Complete Bar Order, to which the Non-Settling Defendants have vigorously objected. As a threshold issue, Grass and Bergonzi argue that the PSLRA itself forecloses the entry of the Complete Bar Order. They maintain that before the PSLRA's enactment, courts took varying positions on the extent of the bar order permissible in securities action settlements, and they contend that the original draft legislation included both a bar on contribution actions and a bar on indemnification actions. However, the argument continues, the ultimate text of the PSLPA provides only for a contribution bar, and not an indemnity bar; in this regard, Grass and Bergonzi also refer to remarks made on the floor of the House of Representatives during the debate on the PSLRA by Congressman Fields to the effect that an amendment that he was offering, and which the House ultimately approved, would serve to prevent a court from entering a bar order precluding indemnification claims. Consequently, Grass and Bergonzi argue, we must construe the PSLRA's language to mean that we are prohibited from entering a bar order covering anything more than the contribution claims, which may be barred pursuant to the explicit provisions in ss. 78u-4(f) (7) (A).

          We cannot accept this construction of the PSLRA. We first observe that the PSLRA contains no provision that explicitly limits our ability to enter a bar order that precludes indemnification claims. Moreover, the PSLRA provision,

--------

28 We recognize that there remains a dispute regarding the scope of the "Released Parties", which we shall discuss below.


discussed above, that directs us to enter a bar order precluding contribution claims does not include any explicit language stating that the order therein described is the only bar order that we may entertain. Further, Grass and Bergonzi have not directed us to any decisional law holding that the PSLRA has had the result of prohibiting the preclusion of indemnification claims. We also note that, as Grass and Bergonzi themselves contend, the PSLRA was enacted against a background of prior decisional law under which orders barring indemnification claims had been entered; we find, that this militates against a finding that the PSLRA could implicitly adopt a prohibition of the practice. For these reasons, we reject Grass and Bergonzi's argument that the text of the PSLRA prevents the entry of a bar order that precludes indemnification claims.(29)

--------

29 In making their statutory construction argument, Grass and Bergonzi cite to Transamerica Mortgage Advisors, Inc. v. Lewis, 444 U.S. 11, 19, 100 S. Ct. 242, 247 (1979) for the proposition that a court should not read additional remedies into a statute where the statute provides a specific remedy. We note that the Supreme Court went on in the next sentence to state, "When a statute limits a thing to be done in a particular mode, it includes the negative of any other mode," Transamerica, 444 U.S. at 20, 100 S. Ct. at 247. These principles, however, do not drive our result here, where the PSLRA does not identify a single particular mode of bar order, but instead merely directs the court to bar certain contribution claims. We do not read ss. 78u-4 as attempting exhaustively to detail each and every action that a district court is permitted to perform in conjunction with a securities action settlement and thereby to forbid all other actions.

    Similarly, Grass and Bergonzi cite Cent. Bank of Denver v. First Interstate Bank of Denver, 511. U.S. 164, 177, 114 S. Ct. 1439, 1448
    (1994) for the proposition that courts should not extend a statute given the specific limited statutory language chosen by Congress. Again we find that this precept of construction does not compel a different result than we have reached above, since our holding does not serve to "extend" the PSLRA in the first instance. Rather, while we do read the PSLRA as positively requiring one form of release -- namely, the bar on contribution -- actions we do not see this as constituting language that "limits" the nature of the bar order to only that form.


          This brings us to the contention, raised in varying ways by all the Non-Settling Defendants, that the Complete Bar Order is simply too broad in that it encompasses otherwise valid claims, particularly those for indemnification, that the Non-Settling Defendants would hold against some of the Released Parties.(30) As explicated above, we are constrained to consider this problem by looking to the language of the proposed Bar Order and its effect on classes of claims, rather than by considering its effect on specific claims presented by the Non-Settling Defendants.(31)

          We first observe that other courts in this Circuit, including a panel of our Court of Appeals, have found unobjectionable bar order language very similar to that in the proposed Complete Bar Order here. In Eichenholtz
v. Brennan, a panel of the Third Circuit considered a partial settlement of a securities class action stemming from alleged material omissions and misstatements associated with the issuance of securities. The non-settling defendants in Eichenholtz objected to the settlement, arguing that the bar order rendered that settlement unfair and prejudicial to them, 52 F.3d at 483. Among other concerns, the Eichenholtz non-settling defendants argued that the bar order wrongly precluded their indemnification rights based on federal

--------

30 As we have noted above, the scope of the "Released Parties" as defined in the Settlement Agreement is disputed, and we discuss that question below.

31 As this description suggests, in this analysis we must navigate between the Scylla of rendering advisory opinions relating to the Non-Settling Defendants' claims and the Charybdis of failing adequately to assess the future effect of the proposed Bar Order on the Non-Settling Defendants' legal rights.


securities law, federal common law, and certain underwriting agreements, 52 F.3d at 483. The bar order the panel considered included a provision that

                  Each of the Non-Settling Defendants, each of the Settling Defendants, and any other Person who may assert a claim against the Settling Defendants based upon, relating to, or arising out of the Settled Claims, the Action or the settlement of this Action, are permanently barred, enjoined and restrained permanently from commencing, prosecuting, or asserting any such claim or claims for contribution or indemnity or otherwise denominated, against the Settling Defendants

Eichenholtz, 52 F.3d at 482 n.8.

          The panel affirmed the district court's entry of this order. With regard to the non-settling defendants' indemnification claims, the panel found that there was no express or implied right of indemnification under federal securities laws, Eichenholtz, 52 F.3d at 483, and that state-law indemnification claims "run counter to the policies underlying the federal securities acts", Id., 52 F.3d at 484.(32)

          Similarly, in Neuberger v. Shapiro, 110 F.Supp.2d 373 (E.D. Pa.
2000), a court in this District entered, over the objections of non-settling

-----------

32 Eichenholtz was decided before the PSLRA was enacted, but this does not in any way diminish the applicability of its holdings to our case, since, as we have found above, the provisions of the PSLRA do not affect our consideration of the Complete Bar Order's effect on indemnification claims.

    The Non-Settling Defendants argue that Eichenholtz's adoption of the broad bar order language should not prompt us to approve the Complete Bar Order here because Eichenholtz first determined that the non-settlers in fact had no valid claims to begin with. While this assessment of the logic of Eichenholtz is true as far as it goes, we observe that the Eichenholtz bar order's language applied much more broadly than simply to the particular claims the panel examined. Given the indisputable breadth of the order, we must conclude that the Eichenholtz panel's support fo the language of the order was not solely based on the inadequacy of the indemnification claims mooted by the parties.


defendants, a broad bar order resembling that at issue here. Neuberger involved alleged breaches of securities law associated with false and misleading prospectuses and registration statements for certain debt securities, Neuberger, 110 F. Supp.2d at 376. Judge Ludwig considered a partial settlement which included the following bar provision:

                  All parties to the Litigation are permanently and forever barred and enjoined from filing, commencing, instituting, prosecuting, or maintaining, either directly, indirectly, representatively, or in any other capacity, any claim, counterclaim, cross-claim, third-party claim or other action arising out of the Settled Claims and/or the transactions and occurrences referred to in the Plaintiffs' Complaints (including, without limitation, any claim or action seeking indemnification and/or contribution, however denominated) against (the settling defendant)or any of the Released Parties . . .

          Neuberger, 110 F. Supp.2d at 381. Judge Ludwig rejected the non-settling defendants' contentions that this provision impermissibly barred their future indemnification claims, noting both Eichenholtz's holding that there are no indemnification rights under federal securities law, and that the plaintiffs had agreed to indemnify the released parties for any judgment that the non-settling defendants obtained against the released parties, a provision that Judge Ludwig found protected the non-settling defendants, Neuberger, 110
F. Supp.2d at 382-83. Likewise, Judge Ludwig rejected the non-settling defendants' complaint that the bar order wrongly precluded certain state law claims, finding that these claims were in any event untenable, Neuberger, 110
F. Supp.2d at 384.

          We find that the language of the proposed Complete Bar Order here, similar as it is to the bar orders approved in Eichenholtz and Neuberger, is proper, and we will overrule the Non-Settling Defendants' objections to it.

          To review, the proposed Complete Bar Order provides that "[i]n accordance with otherwise applicable federal and state law", "the Non-Settling Defendants and the Settling Defendants are also hereby permanently barred" from bringing claims "against the Released Parties based upon, arising out of or relating to the Settled Claims." This language is materially identical to the provisions approved in Eichenholtz and Neuberger. Moreover, we observe that paragraph 28(e) of the Class Action Settlement provides that the Plaintiffs will reduce or credit any judgment or settlement (up to the amount of such judgment or settlement) they may obtain against any Non-Settling Defendant by an amount equal to the amount of any final, non-appealable judgment which any such Non-Settling Defendant may obtain against any of the Released Parties based upon, arising out of, relating to, or in connection with the Settled Claims or the subject matter thereof.

This provision is materially the same as the indemnification provision discussed in Neuberger, and it similarly serves here to protect the Non-Settling Defendants. We consequently join the Eichenholtz panel and Judge Ludwig in Neuberger and find the language of the Complete Bar Order acceptable as such.(33)

--------

33 In support of their objections, the Non-Settling Defendants cite to a decision by another Court in this District, Lucas v. Hackett Assocs., Inc., 18 F. Supp.2d 531 (E.D. Pa. 1998), in which the Court sustained objections to a proposed bar order similar to the Complete Bar Order here, 18 F. Supp.2d at 533. Lucas held that "to the extent that [the non-settling defendant] intends to seek indemnification premised on violations of federal securities laws - whether those violations are clothed as state law tort claims or federal law securities claims - [the non-settling defendant] may not seek indemnity because such claims are preempted," Lucas, 18 F. Supp.2d at 535. However, the non-settling defendant in Lucas was the subject of state law claims brought by the plaintiffs, and thus the question arose whether the non-settling defendant's claims for indemnification for any liability resulting from those state law allegations was properly barred. The court held that while those state law claims "'ar[o]se out of' the securities transactions underlying plaintiff's federal suit", the relevant question was whether these state law claims were de facto securi ties law claims (in which case indemnification could be barred) or instead independ ent causes of action (in which case indemnification could not be barred), Lucas, 18 F. Supp.2d at 536. Lucas declined to decide whether the state law claims were in fact de facto securities law claims, finding that this was a question for the state courts, and held that "[a]ny bar order issued by the Court with respect to indemnity claims will be limited to indemnity claims which are 'de facto' federal securities claims," Lucas, 18 F. Supp. 2d at 537.

    We agree with the reasoning of Lucas to the extent that the issue of whether certain particular claims are covered by any bar order we issue is properly for another court to decide. However, we do not think that this concern prevents our entering an order whose text is so similar to that previously approved by our Court of Appeals. Instead, as we will discuss below, we find that the language of the proposed bar order, which only precludes actions "based upon, arising out of or relating to" the Settled Claims, is subject to interpretation by whatever future court hears the Non-Settling Defendants' claims. Thus, where Lucas was concerned that it could not enter the bar order because it could not determine which indemnification claims might be related to causes of action "independent" of the federal securities claims, we find that the language of the proposed order does in fact leave this question for future courts to decide on the basis of applicable state or federal law.


          However, while we approve of the language of the Complete Bar Order, there are several aspects of it that we do find objectionable: First, as noted above, the provisions of P. 28(e) of the settlement, which provide that the plaintiffs will reduce the settlement amount by the amount of any judgment the Non-Settling Defendants obtain against the Released Parties, are not included in the Order itself. This is unsatisfactory because this provision serves to benefit the Non-Settling Defendants and is therefore properly provided as part of the Bar Order, and not simply as part of an agreement between other entities (the plaintiffs and the Settling Defendants) as to which the Non-Settling Defendants are third parties.


          Also, we find the Complete Bar Order deficient in that it is not reciprocal. Taking the PSLRA's contribution bar as a model, we find it proper that to the extent the Non-Settling Defendants are barred from bringing related actions against the Released Parties, part of the consideration for this bar must, for reasons of fairness, be a similar bar to claims against the Non-Settling Defendants by the Released Parties. Of course, the extent of such reciprocity is limited by the assignment of Rite Aid's claims to the Class. This limit may well swallow up some of the benefit of reciprocity, but if it does then our sense of fairness is not offended.(34)

          Having completed our assessment of the language of the Complete Bar Order, we move on to consider its effect, on the Non-Settling Defendants' claims. As we have reiterated, a significant element of the Non-Settling Defendants' arguments against the Complete Bar Order is that the Complete Bar Order will wrongly preclude certain of their potential causes of action. For the reasons stated earlier, we decline to engage in any involved analysis of these claims to determine their potential validity, since to do so would amount to rendering an advisory opinion about these claims. However, as we also mentioned above, our concern over issuing advisory opinions does not stand in the way of considering whether certain classes of claims are properly excluded from the Complete Bar Order. As detailed in paragraph 12 of the proposed Bar Order, the Plaintiffs and Settling Defendants have agreed to

--------

34 Even with this carved out, the reciprocity we contemplate remains substantial. For example, just as KPMG's claims against Alex Grass as a Released Party are barred, reciprocity would bar Alex Grass's claims against KPMG.


exclude certain actions from the effect of the Complete Bar Order(35). The question before us is essentially whether any other of the Non-Settling Defendants' proposed claims must be added to this list as being, on their face, clearly beyond the proper scope of the Bar Order.

          Upon a review of the Non-Settling Defendants' various putative causes of action discussed in their briefing, we find that Grass and Bergonzi's possible defamation claims against Rite Aid and others based upon "the lies being disseminated by Rite Aid and its present or former employees, officers or directors, and attorneys", Objections of Grass & Bergonzi at 19, clearly are in a class of claims falling outside of the scope of the proposed Bar Order, and these claims should be excepted from it. While Rite Aid contends that such defamation claims are "plainly intertwined with the claims that are the subject of the proposed settlement or with the settlement itself," William A, Slaughter, Esq. ltr of April 23, 2001 at 3, we cannot see how this is so. The question of whether any of Released Parties defamed the Non-Settling Defendants is completely distinct from and is not related to or arising from the claims, or indeed the events, that are the subject of this litigation, even if the alleged lies and the Settled Claims may be considered in some way to be associated with the same set of events or characterizations thereof. We therefore find that the putative defamation claims should be excluded from any bar order.

--------

35 In particular, these exempted claims include: (1) Grass, Bergonzi, or Noonan's claims for advancements of the costs of defense, (2) a direct claim by KPMG for reimbursement of costs of defense if it is judicially determined that KPMG is not liable, and (3) Noonan or Bergonzi's claims under their separation agreements.



          Similarly, Grass's claims relating to his separation from Rite Aid should be excluded from the Bar Order. While it is undisputed that Grass had no written separation agreement, he contends that he had an oral agreement, James J. Rodgers, Esq. ltr of April 26, 2002. at 2, and that he may have a cause of action based upon this. Again, we cannot see how any claim regarding Grass's separation is "related" to the Settled Claims within the meaning of the Complete Bar Order. Moreover, we cannot see any principled way to distinguish this putative cause of action from actions by Bergonzi or Noonan on their written separation agreements, which the Settling Defendants have agreed to except.36 We therefore find that Grass's claims based upon his separation from Rite Aid are properly excepted from the Bar Order.

          On the other hand, we cannot hold that such an(36) exclusion is warranted for the Non-Settling Defendants' other claims. These include, inter alia, Grass, Bergonzi, and Noonan's possible indemnification claims and their claims against the insurers, and KPMG's possible claims against Rite Aid for fraud, misrepresentation, fraudulent inducement, and breach of contra ct. Given the nature of these claims, we cannot find that they, as a class of claims, can be excluded from the purview of the Bar Order, but instead that it is for future courts considering these claims to assess the application of the Bar Order to them. In this regard, we note that the language of the Bar Order hardly forecloses any results of these future analyses, as the Complete Bar Order is by its terms made "[i]n


--------

36 Consequently, the interests of fairness also demand that Grass's claims on his separation not be excepted.



accordance with otherwise applicable federal and state law" and applies only to those claims "based upon, arising out of or relating to the Settled Claims," restrictions which will permit any future court in which the putative claims are asserted to determine whether the Bar Order in fact precludes particular claims.

          We move now to consider the scope of the "Released Parties" identified in the proposed Order. Paragraph 7 of The proposed Bar Order defines "Released Parties" as "the Settling Defendants and their respective predecessors, successors, affiliates, officers, attorneys, agents, insurers, and assigns, and any professional partnerships and affiliated partnerships of which any individual Settling Defendant is a partner and each partner in such partnership (but excluding the Non-Settling Defendants)". The Non-Settling Defendants take issue with the breadth of this definition, arguing in general that we may not enter an order barring claims against non-parties and in specific that we cannot bar their claims against Rite Aid's insurers and attorneys.

          With respect to the insurers, and as discussed at length above, we find that the Non-Settling Defendants' objections to the compromise of the directors and officers insurance policy are not well-founded. On the facts presented to us in conjunction with this proposed settlement, we have no difficulty in concluding that the insurers are properly included as Released Parties, as they have not only contributed to the settlement, but their contribution will go to reduce, dollar for dollar, any judgment against the Non-Settling Defendants. As the insurers were a "critical participant and contributor to the overall settlement," they are properly included in the Bar Order despite their non-party status, e.g., In re Consol. Pinnacle West Sec. Litig., 51. F. 3d 194, 197 (9th Cir. 1995).(37)

          The inclusion of the attorneys as released parties, on the other hand, is another matter. The Settling Defendants and the Plaintiffs have not identified any reason(38) why actions against the settling Defendants' counsel should be precluded as part of a settlement of claims against the Settling Defendants, where counsels' actions are in no way directly associated with the allegations the plaintiffs made. We therefore find that the inclusion of "attorneys", (39) at least as a general term, in the definition of "Released Parties" for the purpose of the Bar Order is not appropriate.40

--------

37 We observed above in footnote 12 that to decide the merits of Grass and Bergonzi's putative bad faith claims against the insurers would be to render an impermissible advisory opinion. Here, we find that given the insurers' participation in the settlement, they warrant inclusion in the protection given by the Bar Order, an issue distinct from the merits of any claim.

38 Rite Aid has indeed argued that the various putative claims against its counsel posed by the Non-Settling Defendants, including malpractice, are properly encompassed by the Bar Order's language. This argument, however, fails to address the threshold issue, which is whether the attorneys should be included among the Released Parties in the first instance.

39 Particularly as this term may encompass a large number of actors who played different parts in the events leading up to or constituting this action. For example, to the extent that this term is meant to refer to counsel with whom the Settling Defendants conferred at the time they engaged in the alleged liability-inducing acts, these lawyers would seem to be more likely candidates for inclusion in the Settlement than Rite Aid's trial counsel who (by definition) are not associated with the underlying events.

40 In a similar vein, and notwithstanding that none of the Non-Settling Defendants has specifically made this objection, we observe that the definition of "Settling Defendants" provided in the Settlement Agreement appears curious. In that document, the "Settling Defendants" are defined as "Defendant Rite Aid Corpo ration . . . and its current and former directors . . .(but excluding former officers and directors Martin L. Grass, Timothy J. Noonan and Frank M. Bergonzi)," Settlement Agreement at
    1. However, an examination of the now-pending Corrected Fourth Consolidated Amended Class Action Complaint reveals that the only defendants in the Class Action are Rite Aid Corporation, Grass, Bergonzi, Noonan, and KPMG. The other officers and directors are not defendants in the Class Action, and therefore it is difficult to see how referring to them as "Settling Defendants" makes sense. Many of them are, to be sure, defendants in the derivative litigation that is being fully resolved, but they are not defendants in the Class Action.



          Finally, we turn to the "conditional objections" raised by Robert Kolar on behalf of the participants in Rite Aid's Employee Investment Opportunity Plan. Rite Aid represented at the hearing that the Plan had retained State Street Global Advisors to submit the Plan's claims in this action on its participants' behalf as well as to evaluate the proposed settlement on behalf of the Plan. Further, paragraph 13 of the proposed Bar Order provides that the settlement does not affect or extinguish any ERISA claims from participants in various employee benefit plans. We therefore will overrule Kolar's conditional objections to the settlement.

         B.       The Derivative Settlement

          Like class actions, derivative suits may not be settled without notice and court approval. Fed. R. Civ. P. 23.1. As our Court of Appeals has explained:

                  The principal factor to be considered in determining the fairness of a settlement concluding a shareholders' derivative action is the extent of the benefit to be derived from the proposed settlement by the corporation, the real party in interest. The adequacy of the recovery provided the corporation by the settlement must be considered in the light of the best possible recovery, of the risks of establishing liability and proving damages in the event the case is not settled, and of the cost of prolonging the litigation.

Shlensky v. Dorsey, 574 F.2d 131, 147 (3d Cir. 1978) (citations omitted); see also Bell Atl. Corp. v. Bolger, 2 F. 3d 1304, 1310-14 (3d Cir. 1993) (applying Girsh factors to derivative settlements). Moreover, we may review the settlement of a derivative suit in the context of the settlement of the associated class action, In re Ikon Office Solutions, Inc,, 194 F.R.D. 166, 188-89 (E.D. Pa. 2000).

          As noted earlier, the two settlements are interdependent on one another in that each requires approval of the other before it can be effective. Both share much common language as to, for example, the form of Bar Orders. Most to the point, the objections to the non-economic aspects also greatly overlap. Thus, having canvassed the objections to the Class Action Settlement, we shall confine our consideration to the unique aspects of the Derivative Settlement.

          As not a single objection has been made to this $5 million settlement, we need not engage in extended analysis of the nine Girsh factors. We note again, however, the silent, but nevertheless impressive, approval of the settlement inferable from the fact that no shareholder, including some three hundred institutional ones, has objected to the proposed Derivative Settlement. As our Court of Appeals observed in Stoetzner v. United States Steel Corp., 897 F.2d 115, 118-19 (3d Cir. 1990) (a case where "only" twenty-nine objections were asserted out of a 281-member class) such an endorsement "strongly favors settlement".

          It is also quite clear that the trial of this action would constitute an extraordinarily complex and difficult undertaking. As noted earlier, the constantly shifting financial and accounting issues in this case have been daunting. They have resulted, at last report, in the restatement of $1.6 billion in Rite Aid's earnings for three years. Proving that any defendant was liable to the corporation for such dramatic results would be an arduous, and very costly, enterprise.

          Indeed, one of the most positive aspects of the overall settlement is that Rite Aid itself will be largely relieved of the burden and distraction of pursuing the claims that could have been asserted in the Derivative litigation, or directly by the new management of Rite Aid itself. Given Rite Aid's hard (though apparently improving) financial circumstances, mentioned above, this is no small benefit for the corporation on whose behalf the derivative litigation was filed in the first place.

          It should also be apparent by this point that this is no snap settlement, i.e., one proposed at too early a stage in the proceedings for us adequately to assess its fairness. Rite Aid's earnings have now been radically restated, and the corporation now has new outside auditors, new management, as well as new equity investors. Under these circumstances, there would seem to be little point in continuing the derivative litigation, particularly when the claims of the corporation will be vigorously asserted against those remaining defendants who, it would seem, were in the best position to know what was in fact going on in the relevant time before the end of October, 1999.(41) This is, therefore, a propitious time to conclude this aspect of the litigation, and to do so in the manner contemplated by the parties' global approach.

          Under all the circumstances, therefore, this settlement is fair and in the best interests of Rite Aid.

--------

41 Obviously, we in no way mean to suggest that we have prejudged any issue involving the merits of the four remaining defendants' conduct. All four were, however, indisputably closer to the day-to-day matters at issue than, say, the outside directors were.



          As suggested above, the proposed Bar Order that accompanies the Derivative Settlement is similar in many respects to the Class Action proposed Bar Order. Therefore, the concerns outlined above with respect to provisions of the Class Action Bar Order apply with equal force to the cognate provisions of the Derivative Bar Order.

Attorneys' Fee Requests

         A.       The Class Action Settlement

          Though the Notice to the Class mentioned that counsel would seek up to one third of the common fund as their fees, they have elected to seek an award of 25% of the Fund (consisting of 25% of the cash and 25% of the securities). In addition, such counsel seek reimbursement of their out-of-pocket litigation expenses of $499,988.61.

          It is, of course, firmly established that "a lawyer who recovers a common fund for the benefit of persons other than himself or his client is entitled to a reasonable attorney's fee from the fund as a whole." Boeing Co.
v. VanGemert, 444 U.S. 472, 478, 100 S. Ct. 745, 749 (1980). Though such applications have been a feature of modern class action litigation, the legal principle underlying such fees is actually of some vintage. See Trustees V. Greenough, 105 U.S. 536 (1881).

          Seven years ago, we had occasion to outline the reason why we believe a percentage of recovery approach is the best way to determine fees in common fund cases, In Re U.S. Bioscience Securities Litigation, 155 F.R.D. 116 (E.D. Pa. 1994). Since our decision in Bioscience, however, the idea of using this approach has become commonplace in securities litigation. In re Prudential Ins. Co. of Amer. Sales Practice Litig. Agent Actions, 148 F.3d 283, 333 (3d Cir. 1998) ("the percentage-of-recovery method is generally favored in cases involving a common fund, and is designed to allow courts to award fees from the fund in 'a manner that rewards counsel for success and penalizes it for failure'") (quoting General Motors, 55 F.3d at 821); Brytus
v. Spang & Co., 203 F.3d 238, 243 (3d Cir. 2000).

                  We will therefore apply the percentage of recovery approach here. Although our Court of Appeals has stated that it will "give [a] great deal of deference to a district court's decision to set fees", Gunter v. Ridgewood Energy Corp., 223 F.3d 190, 195 (3d Cir. 2000), that Court has identified seven factors that district courts should ordinarily consider.(42) In re Prudential Ins. Co., 148 F.3d at 336-40, quoted in Gunter, 223 F.3d at 195 n.1. As that Court mentioned in Gunter, however, "[i]n cases involving extremely large settlement awards - for example, those over one billion dollars - district courts are counseled to give these factors less weight." Id. Since this case is well short of "over one billion dollars", we have set forth the seven Prudential Ins. Co. factors in the margin.

          The application of the seven factors is not a particularly taxing enterprise here. As it seems undisputed that the $193 million fund will benefit

--------

42  (1) the size of the fund created and the number of persons benefitted;
    (2) the presence or absence of substantial objections by members of the class to the settlement terms and/or fees requested by counsel; (3) the skill and efficiency of the attorneys involved; (4) the complexity and duration of the litigation ; (5) the risk of nonpayment; (6) the amount of time devoted to the case by plaintiffs' counsel; and (7) the awards in similar cases." In re Prudential Ins. Co., 148 F.3d at 336 40.



perhaps as many as 300,000 stockholders,(43) it is by any measure a financially significant settlement.

          Given the size of the Class and the amount of the counsel fees contemplated in the Notice, it is indeed remarkable that no Class member has objected to the possibility of a one-third recovery. In view of the fact that the fees sought are in fact 24% lower than what is contemplated in the Notice, this factor surely weighs in favor of the reasonableness of 25% from the common Fund.

          As to "the skill and efficiency of the attorneys involved", we can only echo what we said about some of the same lawyers in U.S. Bioscience, supra. The results here are outstanding in a litigation that was far ahead of public agencies like the Securities and Exchange Commission and the United States Department of Justice, which long after the institution of this litigation awakened to the concerns that plaintiffs' counsel first identified on March 16, 1999. At the same time, these attorneys have, through the division of their labors, represented the Class most efficiently, as witness their modest numbers at in-court and in-chambers appearances before this Court.


--------

43 Although 300,000 notices were sent to potential Class members, the number of persons who will benefit from this settlement could well be quite larger than even this significant number. We note, for example, that the Class includes pension funds which means that the indirect beneficiaries of those funds will also gain from this settlement. Given the number of the recipients of notices, however, we need not speculate further as to the exact magnitude of those benefitted.



          We have already adverted to the complexity and duration of the litigation, with its ever-shifting financial and accounting sands. This complexity was compounded by a serious risk of non-payment, given Rite Aid's precarious financial situation as well as the difficulty of collecting any judgment from the natural persons who are here settling. The great, though efficient, investment of plaintiffs' counsels' time has thus been made in the context of a highly uncertain real world outcome given these fundamental risks.

          The last Prudential Ins. Co. factor tips heaviest in favor of the percentage plaintiffs' counsel seeks here. At Table 5 of Professor Coffee's affidavit, P. 21 at 14, he compiles 289 settlements ranging from under $1 million to $50 million. The average attorney's fees percentage is shown as 31.71%, and the median turns out to be one-third. This Table alone demonstrates the reasonableness of the 25% sought here.

          We are fortified in this conclusion by Professor Coffee's survey of "mega" class action settlements over the last decade, set forth in P. 29 of his Declaration. While it is true that two $1 billion settlements awarded fee percentages of 15% and 14%, respectively, settlements of $52 million and over ranged in fee percentages from 18% to as high as 37%. The average percentage of settlements between $100 million and $200 million is 28.1%. Id.

                  The 25% is, therefore, eminently reasonable, and we therefore approve it.(44)

--------

44 Although our Court of Appeals in Prudential Ins. Co. and Gunter mentioned the suggestion "that district courts cross-check the percentage award at which they arrive against the 'lodestar' award method", Gunter, 223 F.3d at 195 n.1, such an approach would seem inconsistent here where the settlement is readily subject to valuation and, most importantly, comparison against other "mega" settlements detailed in Professor Coffee's Declaration. We also find persuasive two points in P. P. 39-40 of Professor Coffee's Declaration, where he offers as a "general guideline" the idea that the "more the percentage of the recovery falls below the norm, the more the multiplier may rise about the average. One balances the other". Professor Coffee supports that "general guideline" with an "important policy reason". "If such a balancing approach is not used the lodestar approach begins to dominate and supersede the percentage of the recovery formula, particularly in those cases where the recovery exceeds the national averages. Presumably, it is in these cases where the plaintiffs' attorney most deserves a fee above that which the lodestar formula provides." We therefore avoid the "cumbersome, enervat ing, and often surrealistic" lodestar approach here -- Bioscience, 155 F.R.D. at 188 n. 8 (quoting Third Circuit Task Force Report, 108 F.R.D. 237, 258
    (1985)) -- which not incidentally conserves scarce judicial time on a question that has prompted no controversy.

    If this were a close case, the cross-check would certainly make good sense. See also Coffee Decl.P.P. 40-42. Nevertheless, under the cross-check ap proach, at least in gross, the more than 16,000 hours plaintiffs' counsel have invested work out to a lodestar multiple in the range of 4.5 to 8.5. See Pls'. Counsel's Mem. at 54 n.25. While this is certainly a handsome recovery, it is unquestionably reasonable in light of the Prudential Ins., Co. factors can vassed in the text.


                  As earlier noted, plaintiffs seek reimbursement of expenses of $499.988.61, which they have detailed in their submissions to us. These out-of-pocket expenses for telephone, telecopier, computer aided legal research, overtime, and travel are compensable, Missouri v. Jenkins, 491 U.S. 274, 284 (1989) they also are unobjected to and, in our judgment, reasonable. We therefore shall award full reimbursement of these items.

                  B.       The Derivative Settlement

                  From the $5 million Derivative Settlement, those plaintiffs' counsel seek a total award, including reimbursement of out-of-pocket expenses, of $1 million, or 20% of the recovery. As the Derivative Settlement is entirely cash, the award sought is requested to be all cash as well.

                  Applying the same standard as we have just used in appraising the request of Class Action plaintiffs' counsel, derivative counsel also pass reasonable ness muster. It is important here to note that derivative plaintiffs' counsel have to date worked together with Class Action counsel. They have worked efficiently to help produce a result that benefits the corporation and, through it, its shareholders.

                  Like Class Action counsel, derivative counsel undertook their labors entirely on a contingent fee basis, with no assurance of recovery. Their efforts have resulted not only in the $5 million, but perhaps more importantly in the assignment of the corporation's direct rights against the non-settlers to the Class. We have earlier mentioned what a significant benefit this confers.

                  In the Notice of the Derivative Settlement, shareholders were told that derivative counsel would apply for an award of 20% of the settlement inclusive of all costs and expenses. Notably, no shareholder took issue with this disclosure. This, too, is a factor that weights heavily in favor of the award requested.

                  As Table 5 of Professor Coffee's Declaration, supra, demonstrates that one-third constitutes the median fee percentage for settlements in the range of $2- $9.99 million, the 20% sought here is manifestly reasonable. We therefore have no hesitation approving it.



                      IN THE UNITED STATES DISTRICT COURT
                   FOR THE EASTERN DISTRICT OF PENNSYLVANIA


IN RE: RITE AID CORPORATION                            :   MDL Docket No. 1360
SECURITIES LITIGATION                                  :

This Document Relates to                               :   MASTER FILE NO.
ALL ACTIONS                                            :   99-CV-1349
                                                       :
                                                       :   CLASS ACTION
LABORERS LOCAL 1298 ANNUITY                            :   CIVIL ACTION
FUND, derivatively and on behalf of                    :
RITE AID CORPORATION                                   :
                         v.                            :
                                                       :
ALEX GRASS, et al.                                     :   NO. 99-2493

                                     ORDER

                  AND NOW, this 8th day of June, 2001, upon consideration of the Class Action Settlement and Derivative Settlement the Settling Parties have prof fered for approval, the parties' submissions in support thereof, the objections of defendants Martin Grass, Frank Bergonzi, Timothy Noonan and KPMG LLP, and the conditional objection of Robert Kolar, and in accordance with the accompanying Memorandum, it is hereby ORDERED that:

                  1. The Class Action Settlement and the Derivative Settlement are DISAPPROVED WITHOUT PREJUDICE, in accordance with the accompanying Memorandum;

                  2. The objections of defendants Grass, Bergonzi, Noonan and KPMG are SUSTAINED IN PART and OVERRULED IN PART in accordance with the accompanying Memorandum;

                  3. The conditional objection of Robert Kolar is OVERRULED;

                  4. The Settling Parties are granted leave to submit Settlement Stipulations revised conformably with the accompanying Memorandum if they do so by June 25, 2001;(45)

                  5. Any objections to the revised Settlement Stipulations shall be filed no later than July 9, 2001, with memoranda of law appended to objections;(46) and

--------

45 Settling Parties shall at the same time submit a memorandum identifying the revisions made and the manner in which they are intended to satisfy our concerns.

46 Objectors need not reassert previously filed objections, which shall be deemed preserved for all purposes. Objectors should, therefore, confine any filing on July 9 to the revised provisions the Settling Parties will proffer.


                  6. The Settling Parties shall respond to any objections by July 16, 2001.

                                            BY THE COURT:


                                            ------------------------------
                                            Stewart Dalzell, J.





                    IN THE UNITED STATES DISTRICT COURT
                  FOR THE EASTERN DISTRICT OF PENNSYLVANIA

IN RE:  RITE AID CORPORATION            :    MDL Docket No. 1360
SECURITIES LITIGATION                   :
                                        :
-------------------------------------------------------------------------------
This Document Relates to                :      MASTER FILE NO.
ALL ACTIONS                             :         99-CV-1349
                                        :
                                                 CLASS ACTION
-------------------------------------------------------------------------------
LABORERS LOCAL 1298 ANNUITY             :        CIVIL ACTION
FUND, derivatively and on behalf of     :
RITE AID CORPORATION                    :
                                        :
                  v.                    :
                                        :
ALEX GRASS, et al.                               NO. 99-2493
-------------------------------------------------------------------------------



                                   ORDER

         AND NOW, this, 15th day of August, 2001, upon consideration of the Revised Class Action Settlement and Revised Derivative Settlement the Settling Parties have proffered for approval, the parties' submissions in support thereof, and the objections of defendants Martin Grass, Frank Bergonzi, Timothy Noonan, and KPMG LLP, and the Court finding that:

         (a) By a Memorandum and Order dated June 8, 2001, In re Rite Aid Sec. Litig., 146 F. Supp.2d 706 (E.D. Pa. 2001), we disapproved without prejudice the Settling Parties' proposed Class Action Settlement and Derivative Settlement, sustaining in part and overruling in part the Non-Settling Defendants' objections thereto;

         (b) In particular, inter alia:

               (i) We found that the economic and non-economic aspects of the class settlement were fair, adequate, and reasonable as to the class, Rite Aid, 146 F. Supp.2d at 713-18, and similarly found that the provisions of the derivative settlement were fair and in the best interests of Rite-Aid, 146 F. Supp.2d at 733;

               (ii) We overruled the Non-Settling Defendants' objections to the assignment of claims and insurance compromise aspects of the settlements, Rite Aid, 146 F. Supp.2d at 716-18;

               (iii) We found that the language of the Reform Act Bar Order and the Complete Bar Order(1) were proper, Rite Aid, 146 F.Supp.2d at 725-29;

               (iv) We found unacceptable the provisions of P. 28(e) of the settlement, which provided that the plaintiffs will reduce the settlement amount of any judgment the Non-Settling Defendants obtain against the Released Parties, because the requirements of that provision were not included in the text of the proposed Order, Rite Aid, 146 F. Supp.2d at 730;

--------
1 The "Reform Act Bar Order" referred to P. 9 of the then proposed Order and Final Judgment, and the "Complete Bar Order" referred to
         P. 10 of the then-proposed Order and Final Judgment, Rite Aid, 146
         F. Supp.2d at 722 n.18.


               (v) We found the Complete Bar Order deficient because it was not reciprocal, Rite Aid, 146 F. Supp.2d at 730;

               (vi) We found that the putative defamation claims that non-settlers Grass and Bergonzi might bring against Rite Aid should be excepted from the Complete Bar Order, as they belonged to a class of claims outside the scope of the Bar Order, Rite Aid 146 F. Supp.2d at 730;

               (vii) We found that non-settler Grass's putative claims relating to his separation from Rite Aid should be excepted from the Complete Bar Order, Rite Aid, 146 F. Supp.2d at 731;

               (viii) We found that the other putative claims the Non-Settling Defendants identified were properly not specifically excluded, as a class of claims, from the language of the Complete Bar Order, Rite Aid, 146 F. Supp.2d at 731;

               (ix) We found unacceptable the inclusion of Rite Aid's "attorneys" -- as a general class, at any rate -- in the definition of "Released Parties" pursuant to the bar order, Rite Aid, 146 F. Supp.2d at 732; and

               (x) We found that the attorneys' fees and costs were reasonable that counsel in the class and derivative actions seek in connection with the settlements, Rite Aid, 146 F. Supp.2d at 734-37;

         (c) Having so found, we granted the Settling Parties "leave to submit Settlement Stipulations revised conformably" with our findings, Rite Aid, 146 F. Supp.2d at 737;

         (d) The Settling Parties have now filed revised stipulations and agreements of settlement and revised orders and final judgments;

         (e) The Revised Stipulation and Agreement of Settlement with Rite Aid Settling Defendants in the class action includes the following changes(2):

               (i) It changes the definition of "Released Parties" inP. 1(m) to delete reference to "attorneys" and to add the phrase "(other than Plaintiffs)" to modify "assigns", and

               (ii) It changes the assignment of claims clause inP. 4(f) to read in its entirety:

                  Rite Aid shall assign to the Lead Plaintiffs, on behalf of the Class, any and all claims that Rite Aid has against the Non-Settling Defendants. Such assignment shall be effective immediately upon approval of the Settlement by the Court, subject to defeasance in the event such approval is reversed on appeal. Plaintiffs will not settle any such assigned claims before the Order approving this Settlement becomes a Final Order, without the consent of Rite Aid.

----------
2 Other than the changes listed below as well as the new Order and Final Judgment, the Revised Stipulation and Agreement of
         Settlement incorporates by reference all of the provisions of the original.



         (f) The Revised Stipulation and Agreement of Settlement with Rite Aid Settling Defendants in the class action also incorporates a revised form of Order and Final Judgment;

         (g) The class action Revised Order and Final Judgment includes the following modifications(3):

               (i) Paragraph 7's reference to "Released Parties" is amended to delete reference to "attorneys" and to include the phrase "(other than Plaintiffs)" to modify the work "assigns"(4);


--------
3 In our discussion below, we do not discuss the purely typographical changes to the order, e.g. the introduction of the word "Revised" before references to the "Class Stipulation". Similarly, we will not discuss the changes associated with the award of attorneys' fees, Revised Order and Final Judgment P. 18, since these were made to conform with our approval of the requested fees in the June 8, 2001 Memorandum.

4 This conforms to the changes to P. 1(m) of the settlement agreement, and appears to satisfy our concern, reflected in our June 8, 2001 Memorandum, regarding the inclusion of the attorneys as Released Parties.


               (ii) Paragraph 10 (the Complete Bar Order) is revised to read in its entirety:

                  10. In accordance with otherwise applicable federal and state law (including, without limitation, 10 Del. C. ss. 6304(b) and 42 Pa. Cons. Stat. Ann.ss.8327), and in light of the Settlement and the provisions of paragraph 28(e) of the Revised Class Stipulation, (a) the Non-Settling Defendants and the Settling Defendants are hereby permanently barred, enjoined and restrained from commencing, prosecuting, or asserting any other claim, however styled, whether for indemnification, contribution or otherwise, and whether arising under state, federal or common law, against the Released Parties, based upon, arising out of or relating to the Settled Claims; and (b) the Released Parties are hereby permanently barred, enjoined, and restrained from commencing, prosecuting, or asserting any other claim, however styled, whether for indemnification, contribution or otherwise, and whether arising under state, federal or common law against Non-Settling Defendants based upon, arising out of, or relating to the Settled Claims.


Revised Order and Final Judgment P. 10 (emphasis on newly-added language)(5);


--------
5 This added language appears intended to satisfy our concern, reflected in the June 8, 2001 Memorandum, about the nonreciprocal nature of the Complete Bar Order.


               (iii) A new paragraph, numbered 12, is inserted and provides that

                  12. In accordance with paragraph 28(e) of the Class Stipulation, any judgment plaintiffs may obtain against any Non-Settling Defendant shall be reduced or credited (up to the amount of such judgment) by an amount equal to the amount of any final non-appealable judgment which such Non-Settling Defendant may obtain against any of the Released Parties based upon, arising out of or relating to the Settled Claims; provided, however, that such judgment reduction shall not apply to any judgment on the claims of the Non-Settling Defendants described in paragraph 13 below.


Revised Order and Final Judgment P. 12(6);

               (iv) Additions to paragraph 13 (formerly paragraph 12), providing that the Complete Bar Order does not "bar, extinguish or otherwise affect or apply to" either "any claim of Mr. Grass against Rite Aid relating to his separation from Rite Aid" or "any claim of the Non-Settling Defendants for defamation", Revised Order and Final Judgment
P. 13(c) & (d)(7); and

               (v) An addition to paragraph 14 (formerly paragraph 13) excluding from the definition of "Settled Claim" and from the scope of the Bar Order "any claim that may arise from the assertion of such ERISA claims," Revised Order and Final Judgment P. 14;

         (h) In the derivative action, the Revised Stipulation and Agreement of Settlement of Derivative Actions As Against Defendants Other Than Martin L. Grass, Timothy J. Noonan, Frank M. Bergonzi and KPMG, LLP change(8) the definition of "Released Parties" in P. 1(d) to delete reference to "attorneys" and to add the phrase "(other than Class
Plaintiffs)" to modify "assigns";

--------
6 This appears intended to address our concerns reflected in the June 8, 2001 Memorandum regarding the failure of the bar order to mirror the provisions of P. 28(e) of the settlement agreement.

7 These appear intended to conform to our holding in the June 8, 2001 Memorandum that such classes of putative claims were properly excluded from the scope of the bar order.

8 Other than the changes listed below as well as the new Order of Final Judgment and Dismissal, the Revised Stipulation and Agreement of Settlement of Derivative Actions incorporates by reference all of the provisions of the original.


         (i) The Revised Stipulation and Agreement of Settlement of Derivative Actions As Against Defendants Other Than Martin L. Grass, Timothy J. Noonan, Frank M. Bergonzi and KPMG, LLP in the derivative action also incorporates a revised form of Order of Final Judgment and Dismissal;

         (j) The derivative action Revised Order of Final Judgment and Dismissal includes the following modifications(9);

               (i) Paragraph 7, the Reform Act Bar Order, is amended to provide that "'Non-Settling Defendants' shall include any person who the Derivative Plaintiffs, Rite Aid or the Class Plaintiffs as Rite Aid's assignee may hereafter sue on any claim based upon, relating to, or arising out of the Settled Derivative Claims," Revised Order of Final Judgment and Dismissal P. 7 (emphasis on added language);

               (ii) Paragraph 8, the Complete Bar Order, is amended to include a subsection (b) identical to the subsection (b) added to paragraph 10 of the class action Revised Order and Final Judgment discussed above, Revised Order of Final Judgment and DismissalP. 8;

--------
9 In our discussion below, as with our discussion of the class action Revised Order and Final Judgment, we do not discuss the purely typographical changes to the order. We will likewise not discuss the changes in paragraph 14 made to conform to the award of attorney's fees.



               (iii) A new paragraph 10 is added, providing that

                  10. In accordance with paragraph 14(e) of the Revised Derivative Stipulation, any judgment that may be obtained by Derivative Plaintiffs, Rite Aid or the Class Plaintiffs as Rite Aid's assignee against any Non-Settling Defendant shall be reduced or credited (up to the amount of such judgment) by an amount equal to the amount of any final non-appealable judgment which such NonSettling Defendant may obtain against any of the Released Parties based upon, arising out of or relating to the Settled Derivative Claims; provided, however, that such judgment reduction shall apply to any judgment on the claims of the Non-Settling Defendants described in paragraph 11 below.

Revised Order of Final Judgment and Dismissal P.  10(10); and

               (iv) Paragraph 11 is amended to provide that the Complete Bar Order does not "bar, extinguish or otherwise affect or apply to" either "any claim of Mr. Grass against Rite Aid relating to his separation from Rite Aid" or "any claim of the Non-Settling Defendants for defamation", Revised Order of Final Judgment and Dismissal P. 11(11);

--------
10 This appears intended to address our concerns reflected in the Memorandum of June 8, 2001 regarding the failure of the bar order to mirror the provisions of P. 14(e) of the derivative settlement agreement.

11 These appear intended to conform to our holding in the June 8, 2001 Memorandum that such classes of putative claims were properly excluded from the scope of the bar order.


         (k) All four non-settling defendants - Martin Grass, Frank Bergonzi, Timothy Noonan, and KPMG, LLP - filed objections to the revised settlement agreements and bar orders;

         (l) Martin Grass objects on six grounds:

               (i) The settlement is the product of unethical and procedurally unfair conduct;

               (ii) The settlement improperly assigns to plaintiffs Rite Aid's claims against the Non-Settling Defendants;

               (iii) The settlement includes a "grossly overbroad bar order"(12);

               (iv) The scope of the "Released Parties" in the revised order remains overly broad and improperly includes parties who have not contributed to the settlement and who have no connection to the underlying events alleged;

--------
12 As Grass himself notes, he previously raised the first three objections in conjunction with the parties' briefing prior to our June 8, 2001 Memorandum and Order. We will not consider these objections further.

                  In this regard, we also note that our June 8, 2001 Order, in setting a schedule for the submission of any objections to proposed revised settlements, also noted that "Objectors need not reassert previously filed objections, which shall be deemed preserved for all purposes," Order of June 8, 2001 P. 5 n.2.



               (v) The revised bar order is not reciprocal to the extent that it does not bar the pursuit of Rite Aid's claims against the Non-Settling Defendants that are assigned to the Plaintiffs pursuant to the settlement; and

               (vi) The revised bar order fails adequately to protect the Non-Settling Defendants' rights to advancement of reasonable defense costs;

         (m) Frank Bergonzi objects on three grounds:

               (i) The revised bar order is not reciprocal;

               (ii) The revised bar order does not state, as it should, that it does not apply to any claims for advancement of the reasonable costs of defense arising by contract or under Rite Aid's bylaws or Articles of Incorporation(13) and

               (iii) The revised bar order's definition of "Released Parties" is impermissibly broad;

         (n) Timothy Noonan objects on two grounds:

               (i) The revised bar orders are not truly reciprocal as claims assigned to Plaintiffs by Rite Aid are not barred because of the bar orders' revised definition of "Released Parties"; and

               (ii) The revised bar order improperly applies to Noonan's independent claims for indemnification and claims under state law;

--------
13 Bergonzi contends that as the revised bar order only excepts claims for advancement of defense costs "of these Actions", rather than any claim arising under contract or the Articles of Incorporation.


         (o) KPMG, LLP objects on the ground that it purports to resurrect claims by Rite Aid against KPMG that are barred by the bar order on the theory that such claims have been assigned to the Plaintiffs;

         (p) The Plaintiffs and Rite Aid have responded to these objections, and have proposed further amendments to the bar orders that serve to address, at least in part, the Non-Settling Defendants' objections;

         (q) With respect to the Non-Settling Defendants' objections about the reciprocity of the bar orders, which stem in part from the exclusion of the plaintiffs from the definition of "Released Parties" as assigns of Rite Aid, the Plaintiffs and Rite Aid propose to add the following language to paragraph 10 of the Revised-Order and Final Judgment (in the class action) and to paragraph 8 of the Revised Order of Final Judgment and Dismissal (in the derivative action)(14):

                  Further, in accordance with the applicable provisions of the Uniform Contribution Among Joint Tortfeasors Act (10 Del. C.ss.6302(c) and 42 Pa. C.S.A.ss.8324(c))
                  plaintiffs, as assignees of Rite Aid, are hereby permanently barred, enjoined and restrained from commencing, prosecuting, or asserting any claim of

--------
14 In its Response, with which the Plaintiffs concur, Rite Aid refers to this proposed language as applying to the class action "Settlement Stipulation" and the derivative "Settlement Stipulation," but it is clear from the context and the paragraph citations that these are in fact meant to apply to the Revised Order and Final Judgment (in the class action) and the Revised Order of Final Judgment and Dismissal (in the derivative action).


                  Rite Aid to recover contribution from the Non-Settling Defendants as joint tortfeasors.[15]

         (r) With respect to the advancement of defense costs, Rite Aid and the Plaintiffs propose new versions of paragraph 13(a) of the Revised Order and Final Judgment (in the class action) and to paragraph 11(a) of the Revised Order of Final Judgment and Dismissal (in the derivative action) so that those provisions would read:

                  [Notwithstanding the foregoing, this Order does not bar, extinguish or otherwise affect or apply to:] (a) any claim of Messrs Grass, Bergonzi or Noonan against Rite Aid arising by contract or under Rite Aid's Bylaws or Articles of Incorporation for the advancement of the reasonable costs of the defense of any action or proceeding in which they are or to which they may become a party by virtue of their service as officers and/or directors of Rite Aid.

         (s) With respect to the definition of "Released Parties", Rite Aid and the Plaintiffs propose to delete reference to "any professional partnership and affiliated partnerships of which any individual Settling Defendant is a partner and each partner in such partnership,"(16) and


----------
15 That is, under this modification, the Plaintiffs would be barred from bringing contribution claims against the Non-Settling Defendants while standing in Rite Aid's shoes, but would be permitted to bring other claims originally belonging to Rite Aid against the Non-Settling Defendants.

16 Rite Aid and the Plaintiffs aver that this language was intended to ensure the release, for example, of the law firm of Skadden, Arps, Slate, Meagher & Flom, of which individual Settling Defendant Nancy Lieberman is a partner.


replace it with "any attorneys who may have, prior to the commencement of these Actions, rendered advice with respect to any matter challenged in these Actions", such that the definition of "Released Parties" pursuant to paragraph 7 of the Revised Order and Final Judgment would read in part:

                  any and all of the Settling Defendants and their respective predecessors, successors, affiliates, officers, agents, insurers, and assigns (other than Plaintiffs), and any attorney who may have, prior to the commencement of the litigation, rendered advice with respect to any matter challenged in the litigation (but excluding the Non-Settling Defendants) . . .

         (t) We find that these proposed modifications (a) are responsive to the instant objections, in addition to the changes to the bar orders that the Settling Parties reflected in the revised bar orders, (b) satisfy the concerns that we identified in our June 8, 2000 Memorandum and Order, and also that, in-light of the proposed modifications responsive to the objections, (c) the instant objections should be overruled and the proposed revised bar orders (as modified) should be entered;

         (u) We first observe that the proposed modification with respect to counsel fees directly addresses Grass and Bergonzi's objection to language that limited the exception to the advancement of costs in "these actions";

         (v) While Grass and Bergonzi argue in reply that the modified exception still amounts to less than an appropriately unlimited representation that Rite Aid will not construe the provisions of the bar order as justification for denial of the advancement of defense costs, we find that the modified language is indeed sufficiently specific in the context of the bar orders and sufficiently protects Grass and Bergonzi's rights to advancement of the costs of defense;

         (w) With respect to the objections regarding reciprocity(17), we have already noted that while reciprocity in the bar orders is necessary, the assignment to the Plaintiffs of Rite Aid's claims against the Non-Settling Defendants does not so erode that reciprocity as to eliminate unacceptably the benefit of the reciprocity, Rite Aid, 146 F. Supp.2d at 730 & n.34;

         (x) As modified, the bar orders provide for a reciprocal bar on all contribution claims, as required-by the PSLRA, 15 U.S.C. ss. 78u-4 (f)
(7) (A), and the Non-Settling Defendants have not directed us to any controlling authority to show that the assigned non-contribution claims must be barred in this context;

         (y) We therefore find that there is no reason to alter our prior decision regarding the fairness of the reciprocity provision that the Settling Parties have not made a part of the modified bar orders, and we therefore find the bar orders, in their modified form, sufficiently reciprocal(18);

--------
17 As noted above, the concerns over reciprocity in the modified versions of the bar orders are associated with the narrowing of the definition of "Released Parties" to exclude -the Plaintiffs as assignees of Rite Aid.

18 In its objections, KPMG argues that "it is at best premature to conclude that the state law claims of Rite Aid, which have yet to be assigned, are somehow unaffected by the Bar Order. KPMG is entitled to argue, at the appropriate juncture, that the assignment conferred only what Rite Aid was capable of assigning and that what Rite Aid had to assign was barred," KPMG's Objections at 7. In response, the Plaintiffs argue that such a determination "is essential to a ruling on the fairness of the settlement, because unless the bar order leaves the Assigned Claims unimpaired in Plaintiffs' hands, the Class will not receive the bargained[-]f or consideration," Pl.'s Resp. to Objections at
         6. We find that this conflict amounts to a dispute about the preclusive effect of the bar orders. Naturally, we do not have the power to resolve this and instead must allow the language of the bar order to speak for itself in any subsequent proceedings. As noted above in the text, we do not find that KPMG's concerns provide grounds for disapproval of the proposed settlements and bar orders or for any modification of the language thereof.



         (z) We now turn to the modified definition of "Released Parties";

         (aa) As noted above, the Non-Settling Defendants' concerns about the exclusion of the Plaintiffs from the definition of "Released Parties" is subsumed into the discussion of reciprocity, and we will not address it further here;

         (bb) As we noted in our previous Memorandum, the inclusion generally of "attorneys" as Released Parties was overbroad, but the limitation of that inclusion to those attorneys associated with rendering advice with respect to the underlying events is more appropriate, Rite Aid, 146 F. Supp.2d at 732 & n.39;

         (cc) While the Non-Settling Defendants correctly point out that the newest modification seeks partially to gain back part of what the Settling Parties gave up when they initially deleted the term "attorney" from the definition, we also observe that the re-introduction of this more limited group of attorneys replaced a quite general provision that included a broad range of partnerships and other affiliates, and thus the most recent alteration meaningfully narrows the definition;

         (dd) We therefore find that the modified definition of "Released Parties" is appropriate;

         (ee) As to defendant Noonan's objection that the bar order improperly bars his claims for indemnification and other claims under state law, we find that we have addressed and resolved these concerns in our previous Memorandum and Order, Rite o Aid, 146 F. Supp.2d at 730-3l(19);

--------
19 To the extent that we do not disapprove the bar orders on this ground, Noonan asks us to add the following language to the bar order provisions: "Notwithstanding the above, whether certain particular claims are covered by this bar order is properly for another court to decide on the basis of applicable state or federal law," Noonan's Objections at 4-5.

                  We first observe that it does not appear to us that we have the power, given the structure of the settlement agreements, to "add" any language whatever to the bar orders, in that we must either approve or disapprove them in toto. The most we can do, as we did in our June 8, 2001 Memorandum and Order, is to make note of the deficiencies we find, if any, so that the parties may take guidance therefrom. In any event, we see no need to suggest the addition of such language as Noonan proposes. As we made clear in our previous Memorandum and Order, we find that we are limited by the doctrine of advisory opinions in considering whether certain actions are properly precluded by the bar orders. Naturally, this conclusion would logically suggest the related conclusion that such decisions, off-limits to us as advisory opinions, are left for other courts to decide. This notwithstanding, we find that the language of the bar orders must speak for itself in this regard, and does not require any further editorial commentary regarding those orders' preclusive effect.



         (ff) We will therefore overrule all of the Non-Settling
Defendants' objections to the revised bar orders, as further modified ,by the Settling Parties' responses to those objections, and will approve the settlements and enter the revised bar orders(20);


--------
20 In footnote 2 of his reply to the Settling Parties' responses, Martin Grass argues that our reliance, in the June 8, 2001 Memorandum and Order, on the case of Eichenholtz v. Brennan, 52 F.3d 478 (3d Cir. 1995), was misplace based on the content of the actual orders entered and documents filed in that case. In support of this, Grass attaches to his reply brief well over 100 pages of documents from the district court file in Eichenholtz (which Grass had apparently only recently obtained), including the complaint and various filings associated with the settlement, such as the bar order. While footnote 2 of the reply brief makes no specific argument as to why these attachments demonstrate that Eichenholtz fails to support our findings in this action, and similarly the footnote contains no specific citations to those attachments, this argument is related to that Grass made in his objections at footnote 4. There, Grass argued that reliance on Eichenholtz was inappropriate in part because the scope of the "Settled Claims" in that case might differ from that in this case in such a way as to render the Eichenholtz panel's findings inapposite to our case here. Upon a review of the Eichenholtz materials Grass provides, we find that nothing in them diminishes the relevance to this action of the Eichenholtz panel's findings, and we will overrule this objection.



It is hereby ORDERED that:

         1. The Revised Stipulation and Agreement of Settlement with Rite Aid Settling Defendants (in the Class Action, 99-cv-1349) and the Revised Stipulation and Agreement of Settlement of Derivative Actions as Against Defendants Other Than Martin L. Grass, Timothy J. Noonan, Frank M. Bergonzi and KPMG, LLP (in 99-cv-2493) are APPROVED as modified pursuant to the Response of Rite Aid Corporation to Objections of the Non-Settling Defendants to the Revised Stipulations of Settlement and the Plaintiffs' Response to Objections of the Non-Settling Defendants to Revised Bar Orders;

         2. The objections of defendants Grass, Bergonzi, Noonan and KPMG are OVERRULED.

                                            BY THE COURT:


                                            -------------------------------
                                            Stewart Dalzell, J.